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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

WAUSAU PAPER CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 10, 2015

Dear Shareholder:

        You are cordially invited to attend our annual meeting of shareholders to be held on May 13, 2015, at the Hyatt Regency, 401 West High Street, Lexington, Kentucky 40507. At this year's annual meeting, you will be asked to elect Michael C. Burandt and Charles E. Hodges as Class I directors, with a term of office expiring in 2018. You will also be asked to consider proposals to adopt a non-binding "say-on-pay" resolution that approves our executive compensation policies, to re-approve material terms of performance goals included in the Wausau Paper Corp. 2010 Stock Incentive Plan, and to ratify the preliminary selection of our independent auditing firm.

        Details on the time and place of the meeting, as well as information on matters to be voted on by shareholders and other customary and important disclosures, are set forth in the attached notice of annual meeting and proxy statement.

        I look forward to seeing you at the annual meeting. Your vote is very important. Whether or not you plan to attend, please sign and return the enclosed proxy card so that your vote will be counted.

Sincerely,

Michael C. Burandt Chairman and Chief Executive Officer

WAUSAU PAPER CORP.

Notice of Annual Meeting of Shareholders

        The annual meeting of shareholders of Wausau Paper Corp. will be held at the Hyatt Regency, 401 West High Street, Lexington, Kentucky 40507, on May 13, 2015, at 1:30 p.m., local time. The purpose of the meeting is as follows:

  1.
  To elect two Class I directors;

  2.
  To vote on an advisory, non-binding "say-on-pay" resolution that approves the compensation of our executive officers;

  3.
  To re-approve the material terms of the performance goals included in the Wausau Paper Corp. 2010 Stock Incentive Plan;

  4.
  To ratify the audit committee's preliminary selection of Deloitte & Touche LLP as our independent auditor for the 2015 fiscal year; and

  5.
  To conduct any other business that properly comes before the meeting.

        The record date for determining the holders of common stock entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof is the close of business on March 12, 2015.

        April 10, 2015

Sherri L. Lemmer Secretary

        Please promptly vote, sign, date, and return the enclosed proxy card in the postage-paid envelope provided.

Proxy Statement for
Wausau Paper Corp.
Annual Meeting of Shareholders to be held May 13, 2015

i

ii

April 10, 2015

Solicitation of Proxies

Background Regarding the Solicitation

        We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Wausau Paper Corp. for use at the 2015 annual meeting of shareholders (the "Annual Meeting"), including any adjournment thereof. The Annual Meeting will be held at 1:30 p.m. on May 13, 2015, at the Hyatt Regency, 401 West High Street, Lexington, Kentucky 40507.

 Proxy Summary Information

Proposals for Stockholder Action

        Below is a summary of the proposals on which you are being asked to vote. Please review the more complete information regarding these proposals included in this Proxy Statement.

For More Information
Proposal 1:	Election of Class I Directors	Pages 10 - 12
Michael C. Burandt
Charles E. Hodges
Proposal 2:	Advisory Vote to Approve Executive Compensation	Page 38
Proposal 3:	Re-approval of Material Terms of Performance Goals Included in the 2010 Stock Incentive Plan	Pages 38 - 44
Proposal 4:	Ratify the Preliminary Appointment of Independent Registered Public Accountants for 2015	Pages 45

Recommendations of the Board of Directors Regarding the Proposals

        The Board of Directors unanimously recommends that you vote:

  1.
  FOR each of the Class I director nominees named in the Proxy Statement;

  2.
  FOR the proposal to approve, on an advisory basis, our executive compensation policies;

  3.
  FOR the re-approval of the material terms of performance in the Wausau Paper Corp. 2010 Stock Incentive Plan; and

  4.
  FOR the ratification of the preliminary selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

Corporate Governance Highlights

        We are committed to good corporate governance that promotes the long-term interests of shareholders, strengthens Board and management accountability, and helps build public trust in the Company. We continually evaluate our corporate governance principles and practices, and we adopt policies that we believe will help us achieve these goals. Recent highlights and other examples include:

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  We terminated our shareholder rights plan in December 2014.

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  We have appointed a lead independent director, who works with our Chairman of the Board in developing agendas for meetings of the Board of Directors and in facilitating effective governance practices.

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  We regularly hold meetings of our independent and non-management directors, during which those directors can evaluate the performance of management in achieving our Board-established strategies.

  •
  We have retained an independent executive compensation consultant who reports directly to the Compensation Committee of our Board of Directors.

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  We have adopted minimum stock ownership requirements that are applicable to our directors and officers.

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  We have adopted a policy that prohibits pledging and hedging transactions involving the shares held by our directors, executive officers, and other key employees.

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  We have established policies requiring an annual performance evaluation of our directors.

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  We have adopted a "majority vote" policy for director elections.

Executive Compensation Highlights

        In addition to following good corporate governance practices, we are committed to adopting executive compensation programs and policies that attract, motivate, and retain executive officers who have the capability to manage the Company's day-to-day operations as well as develop and execute strategic plans to increase shareholder value. Highlights of our executive compensation practices include:

  •
  We "pay for performance," and a significant percentage of our executive officers' compensation is tied to incentive compensation that is only realized upon the Company's achievement of performance goals that are approved by the Compensation Committee of our Board of Directors.

  •
  We do not employ any tax "gross-ups" for our executive officers.

  •
  We have incorporated "claw-back" provisions into our equity incentive plan document, so any grants of equity awards are subject to forfeiture in the event our Compensation Committee later determines that the achievement of performance goals was based on revenues, earnings, gains, or other criteria that are materially inaccurate.

Communicating with the Board of Directors

        Shareholders and others may communicate with the Board of Directors, any individual director or groups of directors by writing to the Chairman, the Board of Directors as a whole, an individual director or to a group of directors, at the Company's office, Wausau Paper Corp., 100 Paper Place, Mosinee, WI 54455.

Governance Documents

        Our governance documents, such as the Corporate Governance Guidelines and Committee Charters for Audit, Compensation, and Governance, as well as, the Code of Business Conduct and Ethics for our directors, officers and employees and the Code of Compliance and Reporting Requirements for Chief Executive and Senior Financial Officers are posted in the "Corporate Governance" section of our website: www.wausaupaper.com. The documents and information on our website is not incorporated into this Proxy Statement by reference. These documents are also available (without charge) upon written or oral request to the Secretary, Wausau Paper Corp., 100 Paper Place, Mosinee, WI 54455.

Information about the Notice and Availability of Proxy Materials

        This proxy statement and the 2014 Annual Report to Shareholders on Form 10-K are available for viewing, printing, and downloading on our website. Go to www.wausaupaper.com, click on "Investors" and click on "Annual Reports & Proxies." We will furnish to any shareholder (without charge) a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, except for exhibits, upon written or oral request to the Secretary, Wausau Paper Corp., 100 Paper Place, Mosinee, WI 54455.

Costs of the Solicitation

        We will pay the cost of soliciting proxies on behalf of the Company. Proxies may be solicited on our behalf by directors, officers, or employees (for no additional compensation) in person or by telephone, electronic transmission, and facsimile transmission.

Voting Procedures

Your Vote

        Your vote is very important. Whether or not you plan to attend the annual meeting, please sign, date, and return the enclosed proxy card promptly in order to be sure that your shares are voted. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company at our office in Mosinee, Wisconsin, by filing another duly executed proxy bearing a later date with the Secretary, or by giving oral notice at the annual meeting.

        All shares represented by your properly completed proxy will be voted in accordance with your instructions if your proxy has been submitted to us prior to the meeting and has not been revoked. If you do not indicate how your shares should be voted on a proposal, the shares represented by your properly completed proxy will be voted as the Board recommends.

        If any matters other than those described in this proxy statement are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies in the proxy form furnished to you by the Board will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote. As of the date of this proxy statement, we do not anticipate that any other matters will be presented at the Annual Meeting.

Shareholders Entitled to Vote

        General.    Shareholders at the close of business on the record date, March 12, 2015, are entitled to notice of and to vote at the Annual Meeting. Each share is entitled to one vote on each proposal properly brought before the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Board. On the record date, there were 50,065,479 shares of common stock outstanding.

        "Street Name" Accounts.    If you hold shares in "street name" with a broker, bank, or other custodian, you will receive voting instructions from the holder of record of your shares. In some cases, a broker may be able to vote your shares even if you provide no instructions, but on other matters, such as the election of directors, your broker may vote the shares held for you only if you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as a "broker non-vote" and may count as a vote against certain proposals. See "Quorum, Required Vote, and Related Matters." If you hold your shares in "street name," it is critical that you cast your vote if you want it to count in the election of our directors and the other matters to be voted on at the Annual Meeting. Regulations prevent your bank or broker from voting your uninstructed shares. Accordingly, if you hold your shares in "street name" and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf.

        Dividend Reinvestment Plan and Common Stock Purchase Plan Participants.    If you are a participant in the Dividend Reinvestment and Stock Purchase Plan or Common Stock Purchase Plan, your proxy will also serve to direct the Plan administrator to vote any shares of common stock held for you under either Plan at the close of business on the record date. Shares beneficially owned by participants in the Plans for which no proxy or other voting directions are received will not be voted. The accompanying form of proxy will permit you to vote the shares held in the Plans.

        Savings and Investment Plan Participants.    If you are a participant in our Savings and Investment Plan ("401(k) Plan"), you may vote an amount of shares equivalent to the interest in our common stock credited to your account as of the record date. Your proxy will serve as voting instructions for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and do not vote, the Plan trustee will vote the Plan shares in the same proportion as shares for which instructions were received under the Plan. The accompanying form of proxy will permit you to vote the shares held in the Plan.

Quorum, Required Vote, and Related Matters

        Quorum.    A quorum is present if a majority of the votes entitled to be cast on a proposal are represented at the Annual Meeting in person or by proxy. For purposes of determining a quorum, shareholders who are present in person or are represented by proxy, but who abstain from voting, are considered present and count toward the determination of the quorum. Shares reported as broker non-votes are also considered to be shares present for purposes of determining whether a quorum is present.

        Proposal No. 1—Election of Directors.    Directors are elected by a plurality of the votes cast. For this purpose, a "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum of the two directors to be chosen at the Annual Meeting. You may vote in favor of the nominees specified on the accompanying proxy form or may withhold your vote as to one or more of such nominees. Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.

        Proposal No. 2—Approval of Non-Binding "Say-on-Pay" Resolution Regarding Executive Compensation.    Proposal No. 2, relating to the non-binding resolution that approves our executive compensation, will be approved if more shares are voted for the proposal than are voted against the proposal. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of the resolution.

        Proposal No. 3—Re-approval of Performance Goals Included in the Wausau Paper Corp. 2010 Stock Incentive Plan.    Proposal No. 3, relating to the re-approval of the performance measures specified in our 2010 Stock Incentive Plan, will be approved if more shares are voted for the proposal than are voted against the proposal. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of the resolution.

        Proposal No. 4—Ratification of Preliminary Selection of Auditors.    Proposal No. 4, relating to the ratification of our preliminary selection of Deloitte & Touche LLP as our independent registered public accounting firm, will be approved if a majority of the shares of stock represented and voted at the annual meeting vote for approval, provided that a majority of the outstanding shares of stock are voted on the proposal. Shareholders may vote in favor of the proposal, against the proposal, or abstain from voting; however, shares that are not voted on Proposal No. 4 because of abstention will not have any effect on whether or not the proposal is adopted.

        All Other Proposals.    As of the date of this proxy statement, we do not anticipate that any other proposals will be brought before the Annual Meeting. Generally, proposals other than the election of directors that are brought before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal.

        Majority Vote Policy.    Our Corporate Governance Guidelines set forth our procedures if a nominee for director is elected by a plurality of the votes cast in an uncontested election, but a greater number of votes are "withheld" for the nominee's election than are voted "for" the nominee's election. See "Proposal No. 1—Election of Directors—Election Procedures, Nominees, and Board Recommendation."

 Corporate Governance

Available Corporate Governance Documents

        Our Corporate Governance Guidelines set forth basic principles and guidelines concerning the qualifications and responsibilities of directors, Board committees, majority voting policy, and other matters. In addition, we have adopted a code of business conduct and ethics for all employees, as well as a separate code of ethics that covers our CEO and senior financial officers. The Corporate Governance Guidelines, Audit, Compensation, and Corporate Governance Committee charters and codes of ethics are posted on our website. See "Investors—Corporate Governance" at wausaupaper.com. A copy of these documents may also be obtained from the Secretary of the Company by writing to our corporate office.

Director Independence

        Our Corporate Governance Guidelines provide that a majority of the Board and all members of our Audit, Compensation, and Corporate Governance Committees must be independent directors, as determined in accordance with New York Stock Exchange ("NYSE") listing standards. The Board reviews the independence of its members on an annual basis. During this review, the Board considers whether any transactions have occurred or if relationships exist between any director and the Company and its subsidiaries and affiliates. Included in this consideration are any transactions that occurred or relationships that exist between any member of the director's immediate family or any entity in which the director or an immediate family member is an executive officer, general partner, or significant equity holder.

        In connection with its review, the Board considered that, in the ordinary course of business, the Company may, at certain times, be engaged in business transactions with companies for which some of our directors serve as directors or officers. The Board has adopted categorical standards to assist it in determining whether any of such transactions create a material relationship that precludes independence under NYSE listing standards. In general terms, and absent other factors, the Board's categorical standards provide that a customer relationship is not material if the Company does not account for more than 2% of the revenue of the director's business and not more than 2% of the Company's revenue is derived from the director's business. Similarly, in the case of a lending relationship, absent other factors, the relationship is not material if the Company obtained the credit on the same terms as other borrowers, the credit would have been available from other lenders on comparable terms, and the interest and fees paid by the Company do not exceed 2% of the lender's total income. The Board's categorical standards are attached to this proxy statement as Appendix A and are also posted on our website. See "Investors—Corporate Governance" at wausaupaper.com.

        At its meeting held in August 2014, the Board determined that Londa J. Dewey, Gary W. Freels, Charles E. Hodges, G. Watts Humphrey, Jr., John S. Kvocka, Gavin T. Molinelli, and George Patrick Murphy were each independent under the listing standards of the NYSE and that each of these individuals had no relationship with the Company other than as directors and shareholders.

Review, Approval, or Ratification of Related Party Transactions

        There was no transaction with related parties in 2014 that is required to be disclosed under the rules of the SEC. A related party transaction would be disclosed if it exceeded $120,000 and one of our directors or executive officers (or their affiliates or members of their immediate family) had a direct or indirect material interest in that transaction.

        The Company has not adopted any formal policies or procedures for the review, approval, or ratification of transactions that may be required to be reported under the SEC disclosure rules. These types of transactions, if and when they are proposed or have occurred, have been or will be reviewed by the entire Board (other than the director involved) on a case-by-case basis. The Board's review has in the past considered, and will in future cases consider, the importance of the transaction to the Company; the availability of alternative sources or service providers to meet the Company's requirements; the amount involved in the proposed transaction; the specific interest of the director or executive officer (or immediate family member) in the transaction; whether information concerning the fees, costs, or other terms of substantially similar arms-length transactions between unrelated parties is available; whether the terms of the proposed transaction present any unusual or unfavorable features to the Company; and any other factors that the Board may consider important and appropriate to its determination.

Committees of the Board

        Our Corporate Governance Guidelines provide that the Company will have Audit, Compensation, and Corporate Governance Committees in addition to any other committees the Board considers appropriate. Each of the members of those committees satisfies the criteria for independence under applicable rules of the SEC, NYSE listing standards, and other applicable regulations.

        Audit Committee.    The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements related to the Company's financial reporting and disclosure obligations. The Committee has the sole authority to appoint or replace the Company's independent auditor. Members of the Committee may not serve on the audit committees of more than two other public companies. The members of our Audit Committee also satisfy the additional NYSE and SEC rules for independence applicable to audit committees of listed companies.

        Gary W. Freels (Chair), Michael C. Burandt, Londa J. Dewey, and John S. Kvocka served on the Audit Committee during 2014; however, Mr. Burandt stepped down from serving on the Audit Committee following his assumption of duties as our Chief Executive officer on April 2, 2014. The Audit Committee met seven times in 2014, and there were three meetings between management and the Chairman of the Committee in 2014. See "Report of the Audit Committee and Related Matters," for the report of the Audit Committee and other information relating to the selection of, and fees paid to, the independent auditor.

        Compensation Committee.    The Compensation Committee is appointed by the Board to (1) discharge the Board's responsibilities relating to compensation of the Company's directors and officers, and (2) satisfy the requirements concerning the disclosure of executive compensation under SEC regulations. The Committee may delegate its authority to a subcommittee of its members, but it has not chosen to do so. The Committee retained Grant Thornton LLP to review the Company's director and officer compensation practices as compared against a peer group of companies and to provide their report of that evaluation to our Compensation Committee.

        The Committee's activities and policies concerning compensation for directors and executive officers are included in this proxy statement under the subcaptions "Proposal No. 1—Election of Directors—Director Compensation for 2014," "Executive Compensation—Compensation Discussion and Analysis," and "Executive Compensation—Compensation Committee Report." G. Watts Humphrey, Jr. (Chair), Ms. Dewey, Mr. Freels, Charles E. Hodges, and Gavin T. Molinelli (following his appointment in July 2014) served as members of the Compensation Committee during 2014. The Compensation Committee met a total of eight times in 2014.

        Corporate Governance Committee.    The Corporate Governance Committee is appointed by the Board to (1) identify individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders, (2) recommend to the Board the Corporate Governance Guidelines applicable to the Company, (3) lead the Board in its annual review of the Board's performance, (4) recommend to the Board director nominees for each committee, and (5) provide oversight for the corporate compliance program and its code of conduct and ethics. Ms. Dewey (Chair), Mr. Humphrey, Mr. Burandt (until April 2, 2014), Mr. Molinelli (following his appointment in July 2014), and Mr. Murphy served on the Corporate Governance Committee during 2014. The Corporate Governance Committee met five times in 2014.

Board Meetings, Leadership Structure, and Director Communication

        Meetings of the Board.    The Board met 14 times in 2014. Each of the directors attended at least 75% of the total number of the meetings of the Board and the committees on which they served during the last fiscal year.

        Board Leadership Structure.    Thomas J. Howatt served as our Chairman of the Board until his retirement in April 2014. Following Mr. Howatt's retirement as Chairman, Mr. Burandt assumed those duties. Mr. Burandt also assumed the duties of President and Chief Executive Officer of the Company, following Henry C. Newell stepping down from that position on April 2, 2014. Mr. Burandt initially assumed the President and Chief Executive Officer roles on an interim basis while the Board of Directors evaluated the most appropriate leadership structure for the Company going forward. After a period of evaluation, Matthew L. Urmanski was promoted to President and Chief Operating Officer of the Company, and Mr. Burandt retained the roles of Board Chairman and Chief Executive Officer. For the forseeable future, the Board believes that this structure will provide appropriate continuity and oversight to both the Board of Directors and the Company as a whole.

        The Board does not have a specific policy regarding the separation of the roles of Chief Executive Officer and Chairman, as it believes that it is in the best interest of the Company to make that determination on a case-by-case basis based on the position and direction of the Company, as well as the membership of the Board, at the time. In an effort to mitigate certain of the risks associated with Mr. Burandt holding both the Chairman and Chief Executive Officer roles, however, the Board appointed Mr. Hodges to be the Company's Lead Independent Director. This appointment was made by the Board of Directors at its meeting held in December 2014.

        Meetings of Independent and Non-Management Directors.    The Board's independent directors meet in executive session at least once each year and, under our corporate governance guidelines, the Board's non-management directors must meet at least twice each year. In 2014, meetings of independent directors followed the board meetings held in June and December, and the Company's non-management directors met on a number of occasions, including in February, June, and December. Mr. Howatt had historically presided over the non-management director meetings; however, following his retirement in April 2014, the Board re-evaluated its structure for independent and non-management director meetings. Ultimately, in December 2014, the Board appointed Mr. Hodges to be the Company's Lead Independent Director, and the intention is that he will preside over meetings of the independent and non-management directors on a going forward basis.

        Shareholders and others may communicate directly with the independent and non-management directors by following the procedures set forth in the following paragraph.

        Communicating with the Board.    Shareholders and others may communicate with the Board by writing to the Chairman at the Company's office, 100 Paper Place, Mosinee, Wisconsin 54455-9099. Individual directors (including Mr. Hodges in his capacity as our Lead Independent Director or any or all of the other independent or non-management directors) may also be contacted in writing at the same address. Mail may be opened and sorted before forwarding to the director to whom the mail was addressed. If a communication does not involve an ordinary business matter and if a particular director is named, the communication will be forwarded to that director. If no particular director is named, the communication will be forwarded to the Chairman of the appropriate Board committee. If a complaint or concern involves accounting, internal accounting controls, or auditing matters, the correspondence may be addressed, and will be forwarded, to the Chairman of the Audit Committee. Our website also describes the Audit Committee's procedures to submit a concern or complaint on a confidential basis. In order to expedite a response, the non-management directors have instructed management to receive, research, and respond, if appropriate, on behalf of the Company's non-management directors or a particular director, to any communication regarding an ordinary business matter.

        Attendance at Annual Meetings.    The Board has an informal policy under which all directors are expected to attend the annual meeting of shareholders. In 2014, each of our directors attended the annual meeting.

Board Oversight of Risk

        Although the Board is not involved in the day-to-day management of risks facing our Company, the Board plays an important role in risk oversight. The Company's risk management systems, including our internal and external auditing procedures, internal controls over financial reporting, corporate compliance and ethics program (which includes the obligation for Company management to conduct periodic risk assessments), and contract approvals policies, among others, are designed in part to bring to the Board's attention the Company's most material risks so that the Board can understand and evaluate how those risks might affect the Company and how management is responding to those risks. The Board also works with and supports management in promoting a corporate culture that understands the importance of enterprise-wide risk management and incorporates it into day-to-day decisions that are made regarding our business. A high priority is placed on risk-aware and risk-adjusted decision making throughout the Company.

        The Audit Committee, in particular, is charged with, among other duties, regularly discussing with management the Company's major financial risk exposures and the steps management has taken to monitor and control those risk exposures, including the Company's risk assessment and risk management policies. The Audit Committee also receives, on an annual basis, a report from the Company's general legal counsel regarding material legal and compliance matters that are being addressed by Company management. Finally, the Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The Compensation Committee also evaluates risks associated with our incentive compensation programs. At its meeting in January 2014, for example, the Compensation Committee evaluated the following issues:

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  Whether any of the Company's compensation programs incentivize employees to take excessive or inappropriate risk.

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  Whether any particular business segment of the Company carries a significant portion of the Company's risk profile (for example, by being structured in a way that results in compensation expense representing a significantly higher percentage of the business segment's revenues when compared with other business segments).

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  Whether the Company appropriately manages any risks that may be created by its compensation programs and policies.

After a review and discussion of these issues at its January 2014 meeting, the Compensation Committee concluded that the Company's incentive compensation programs and policies did not create incentives for excessive or inappropriate risk-taking by Company employees.

        The Corporate Governance Committee receives, on an annual basis, a report from the Company's Corporate Compliance Director that outlines the variety of incidents and activities that are reported through the Company's compliance hotline or other means, all as part of the Company's corporate compliance and ethics program. The program is designed to detect and prevent violations of law, as well as to mitigate risks associated with both willful legal violations and inadvertent compliance failures.

Proposal No. 1—Election of Directors

General Information

        The Nomination Process.    Nominations for director are recommended to the Board by the Corporate Governance Committee. Candidates for election to the Board may be identified for initial consideration by the Committee from a wide variety of potential sources. For example, the Committee will consider candidates for nomination from among incumbents whose term will expire at the next annual meeting, persons identified by other members of the Board, executive officers, shareholders, and persons identified by a professional search firm should the Committee believe it appropriate to engage such a firm to assist it. To recommend an individual for consideration, a shareholder should mail or otherwise deliver a written recommendation to the Committee not later than the December 1 immediately preceding the annual meeting for which the individual is to be considered for inclusion as a nominee of the Board. At a minimum, a shareholder recommendation should include the individual's current and past business or professional affiliations and experience, age, stock ownership, particular qualifications, and such other information as the shareholder deems relevant to assist the Committee in considering the individual's potential service as a member of the Board.

        Qualifications.    In reviewing potential nominees, the Committee will consider the age, skills, and experience of current Board members and the requirement under our Corporate Governance Guidelines that a majority of the Board members must be independent, as determined in accordance with NYSE listing standards. At a minimum, nominees must satisfy the qualification requirements included in our Corporate Governance Guidelines, which are posted on our website at wausaupaper.com. All potential nominees submitted to or identified by the Committee will be evaluated on a similar basis for their level of qualifications and experience.

        Our Corporate Governance Guidelines include a the provision that no person may be elected a director if that person has attained age 70 as of the date of the election; however, after evaluating the current situation facing the Company, including the fact that the Company had, in 2014, gone through a leadership transition, the Board concluded that Mr. Burandt should be nominated as a continuing director of the Company, notwithstanding the fact that he had reached age 70.

        The Committee believes that persons recommended by it to the Board should possess strong intellectual skills; have had a successful career in business, higher education, or a profession that demonstrates an ability to manage a complex organization; have a reputation for personal and professional integrity; exercise sound and independent business judgment; and be able to understand the economic, financial, and operational issues to be addressed by the Company. Directors whose terms of office will expire at the next annual meeting are considered by the Committee on the basis of these qualities and also on the basis of their service to the Company during their term in office. The Committee does not have a specific policy regarding Board diversity, but seeks to fill seats on the Board with persons who have a range of professional experiences and backgrounds.

Election Procedures, Nominees, and Board Recommendation

        The Board currently has eight members divided into three classes, consisting of two Class I directors, three Class II directors, and three Class III directors.

        Any director appointed by the Board to fill a newly created directorship is required to stand for reelection by the shareholders at the first annual meeting following his or her appointment by the Board. At the Annual Meeting, shareholders will be asked to elect two Class I directors, who will have terms of office expiring at the annual meeting of shareholders to be held in 2018.

        Upon recommendation of the Corporate Governance Committee, the Board has nominated Michael C. Burandt and Charles E. Hodges as Class I directors. Both Mr. Burandt and Mr. Hodges have served as directors since 2012.

        In the event any of the nominees should become unable or unwilling to be a nominee for election at the annual meeting, it is the intention of the proxies to vote for such substitute as may be designated by the Board.

        Directors are elected by a plurality of the votes cast for the election of directors. However, under our Corporate Governance Guidelines, in any uncontested election, a director who has a greater number of votes "withheld" for the director's election than are voted "for" the director's election is required to tender a resignation within two days of the election. The Corporate Governance Committee must act promptly (but in any event within 30 days of the election) to make a recommendation to the Board to accept or reject the director's resignation. In making its recommendation, the Committee may consider all factors and other information it considers relevant. The Board's decision on the Committee's recommendation must be made promptly (but in any event within 90 days of the election), taking into consideration the Committee's report, if any, on its recommendation and any other factors and other information it considers relevant. The Board must also consider, and if it deems it appropriate take action to address, the shareholder concerns underlying the withheld votes or other relevant issues. Within four business days of the Board's decision, the Company will disclose the Board's decision whether to accept or reject the tendered resignation on a Form 8-K filing with the SEC and include in the disclosure an explanation of the process by which it reached its decision and, if applicable, the reasons for rejecting the resignation. No director who has tendered a resignation pursuant to this governance principle may participate in the process by which the Committee recommends or the Board determines whether the resignation will be accepted.

        The Board of Directors unanimously recommends a vote FOR the election of each director nominee. The following table sets forth information concerning the business background and experience of the Board nominees and all continuing directors. Unless specified, all current positions listed for a nominee or director have been held for at least five years. Directors whom the Board has determined are independent under the criteria of the NYSE listing standards (or nominees who will meet such criteria) are denoted by an asterisk (*).

Nominees

Michael C. Burandt

Mr. Burandt, 70, is the Company's Chairman and Chief Executive Officer. Prior to that, he served as a director of the Company and as President and CEO of Cantina Holdings LLC, an operator of upscale Mexican restaurants in the Atlanta, Georgia market. Previously, from July 1988 until May 2007, Mr. Burandt held various executive positions with Georgia Pacific Corporation, a manufacturer of tissue products, fine paper, building products, containerboard, packaging pulp, and DIXIE® brand products. From November 2000 until May 2007, Mr. Burandt was Georgia Pacific's Executive Vice President of North American Consumer Products, which includes the at-home and away-from-home tissue businesses, fine paper business, bleached board business, and the DIXIE® brand businesses. Mr. Burandt brings his significant experience in the paper business and, in particular, tissue operations, to our Board of Directors.	Class I (2018) Director since 2012

Charles E. Hodges*

Mr. Hodges, 63, is our Lead Independent Director. He is the President and Chief Operating Officer of Hood Container Corp., a privately held containerboard and packaging company. He has held that position since March 2014. Prior to his current position, Mr. Hodges was President of The Hodges Group LLC, an operations effectiveness consulting company providing process improvement consulting to the pulp and paper industry. Mr. Hodges was previously a principal of that company from January 2006 until March 2008 and from August 2011 until his current position. From March 2008 until August 2011, Mr. Hodges served in various positions, including President, Chief Executive Officer, and Chief Operating Officer, of Port Townsend Paper Company, a producer of kraft paper, containerboard, and unbleached kraft pulp as well as corrugated packaging. Mr. Hodges' more than 35 years of experience in the paper industry, both as an executive and director of a number of companies and trade associations, enables him to provide effective oversight of the Company.	Class I (2018) Director since 2012

Continuing Directors

G. Watts Humphrey, Jr.*

Mr. Humphrey, 70, chairs our Compensation Committee and serves on our Governance Committee. He is President of GWH Holdings, Inc. (private investment company), Chairman of IPEG, Inc. (International Plastics Equipment Group, Inc.), and owner of Shawnee Farm (thoroughbred breeding/racing). Mr. Humphrey is also the Lead Independent Director and Chairman of the Executive Committee of Churchill Downs Incorporated, and, since June 1999, a trustee of Centre College. Mr. Humphrey's experience in multiple industries provides our Board with a broad business perspective and specific expertise in the areas of administration, operations, and planning.	Class II (2016) Director since 2007

John S. Kvocka*

Mr. Kvocka, 68, serves on our Audit Committee. He is the President and Chief Executive Officer of JSK Associates, an entrepreneurial and consulting entity. He is also a Senior Advisor to UVBioTek, LLC (since October 2014) and Apex Resource Technologies, Inc. (since August 2012), both of which are medical device manufacturing companies. Previously, Mr. Kvocka served as Senior Advisor to Garnet River LLC (September 2011 to September 2014), an IT services and business consulting firm; Vice President and Chief Financial Officer of Finch Paper LLC (February 2009 to September 2011), a manufacturer and supplier of fine quality uncoated printing and writing papers; and as Vice President Business Development of SCA Tissue North America (March 2001 to November 2004), a global hygiene and forest products company. Mr. Kvocka also serves on the Board and Finance Committee of a non-profit hospital foundation and as a director of a government-appointed industrial development corporation. He brings his broad-based business experience in both senior management and board member roles to his service as a director of the Company.	Class II (2016) Director since 2013

George Patrick Murphy*

Mr. Murphy, 63, serves on our Governance Committee. He is the Chairman of the Board of Altitude Medical, Inc. (since July 2014), a hand sanitation company. Mr. Murphy also serves as Vice Chairman of the Spitzer Center for Ethical Leadership (since December 2007) and as a member of the Executive Board of Advisors of the School of Professional Studies, Gonzaga University (since August 2014). Previously, he served as a Senior Operating Partner at Hudson Ferry Capital LLC (2007 to 2013), a private equity firm; a director of Converting, Inc., a manufacturer of disposable food service products; as a director of and strategic advisor to Advanced Modern Technologies Corporation, a washroom automation systems and water saving device manufacturer; and as Chairman of Atlas Paper Mills, LLC. Mr. Murphy enjoyed a thirty-seven year career with companies serving the away-from-home marketplace, including as President and CEO of Technical Concepts LLC and in various executive positions in the Away from Home Divisions of Scott Paper Co. and later Kimberly-Clark Corporation. Mr. Murphy's experience in senior executive positions and his extensive managerial background in a variety of industries, including away-from-home tissue products, enable him to assist in the effective oversight of the Company.	Class II (2016) Director since 2013

Londa J. Dewey*

Ms. Dewey, 54, chairs our Governance Committee, and she also serves as a member of our Audit and Compensation Committees. Ms. Dewey is President of QTI Management Services, Inc., d/b/a The QTI Group, a human resources and staffing company. She was formerly President of the Private Client Group and Market President of U.S. Bank. Ms. Dewey is a director of MGE Energy, Inc., a publicly-traded utility holding company; a director of American Family Insurance, a mutual insurance company; a director of Wealth Management Company, an affiliate of Northwestern Mutual Life Insurance Co.; and a past Chair of the Board for Meriter Health Services, Inc., an integrated health services organization and the parent company of Meriter Hospital. Ms. Dewey provides the Board with her skills relating to financial analysis, business strategy, and risk assessment and management.	Class III (2017) Director since 2011

Gary W. Freels*

Mr. Freels, 66, chairs our Audit Committee and serves on our Compensation Committee. He is President and Chief Executive Officer of Alexander Properties, Inc. (investment management). Mr. Freels also serves as President and a director of the Judd S. Alexander Foundation, Inc., (a private foundation) and as a director of the Dudley Foundation, Inc. (a private foundation). Mr. Freels has extensive experience in the areas of investment management, audit, and finance.	Class III (2017) Director since 1996

Gavin T. Molinelli*

Mr. Molinelli, 31, serves on our Compensation and Governance Committees. He is a Partner of Starboard Value LP. Prior to joining Starboard in 2011 as part a spin-off transaction, Mr. Molinelli was a Director and an Investment Analyst for the funds that comprised the small cap value and opportunity investment platform at Ramius LLC, a subsidiary of the Cowen Group, Inc. Prior to joining Ramius in October 2006, Mr. Molinelli was a member of the Technology Investment Banking group at Banc of America Securities LLC. Mr. Molinelli was formerly on the Board of Directors of Actel Corp, a semi-conductor company. Mr. Molinelli received a B.A. in Economics from Washington and Lee University, and he brings the perspective of a significant shareholder to our Board of Directors.	Class III (2017) Director since 2014

Director Compensation for 2014

        The following table presents the compensation of our directors for 2014. A description of our director compensation policy and plans follows the table.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)		Total ($)
Londa J. Dewey	$79,000	$50,000	$0	$0	$0	$0		$129,000
Gary W. Freels	$82,000	$50,000	$0	$0	$92,769	$0		$224,769
Charles E. Hodges	$62,500	$50,000	$0	$0	$0	$0		$112,500
Thomas J. Howatt	$57,167	$50,000	$0	$0	$158,002	$294,891	(5)	$560,060
G. Watts Humphrey, Jr.	$72,000	$50,000	$0	$0	$0	$0		$122,000
John S. Kvocka	$63,000	$50,000	$0	$0	$0	$0		$113,000
Gavin T. Molinelli	$28,500	$50,000	$0	$0	$0	$0		$78,500
George P. Murphy	$61,500	$50,000	$0	$0	$0	$0		$111,500

(1)
Directors who are employees do not receive directors fees; accordingly, Henry C. Newell is not listed in this table. Messrs. Howatt and Newell both left the Board in June 2014. Mr. Burandt assumed the role of Chief Executive Officer in April 2014. Compensation earned by Mr. Burandt in 2014 as a director is included in the Summary Compensation Table on page 31.

(2)
Stock awards are performance units, which must be held until the director's termination of service from the Board. Stock award amounts therefore represent potential future income, the amount of which may be materially different when paid. Dividend equivalents in the form of additional performance units are also earned on each award and are paid at distribution of award. Amounts indicated represent the grant date fair value for the 2014 award, which was determined by the closing price of the underlying stock on the grant date ($12.54 per share, except for the grants made to Mr. Molinelli, which was at $10.43 per share on the date of grant). The grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10. Additional information concerning the recognition of compensation expense and the assumptions used in the calculation of compensation expense attributable to these awards is set forth in Note 9 to the Notes to Consolidated Financial Statements included in Item 8 of the Company's Form 10-K for the year ended December 31, 2014.

(3)
The aggregate number of stock and option awards held at December 31, 2014, by directors other than Messrs. Newell and Burandt (see footnote (1) above) are:

	Aggregate Stock Awards*	Aggregate Option Awards
Londa J. Dewey	21,948	—
Gary W. Freels	30,678	37,000
Charles E. Hodges	15,303	—
Thomas J. Howatt**	—	581,000
G. Watts Humphrey, Jr.	29,491	12,000
John S. Kvocka	8,987	—
Gavin T. Molinelli	4,793	—
George P. Murphy	8,987	—

*
Does not include 4,440 performance units granted on January 2, 2015, pursuant to the Director Compensation Policy and reflected in the table of beneficial ownership under "Stock Ownership." Also does not include 721 hypothetical shares attributable to dividend equivalents on Director performance units for Ms. Dewey; 1,686 hypothetical shares attributable to dividend equivalents on Director performance units for Mr. Freels; 369 hypothetical shares attributable to dividend equivalents on Director performance units for Mr. Hodges; 1,457 hypothetical shares attributable to dividend equivalents on Director performance units for Mr. Humphrey; 145 hypothetical shares attributable to dividend equivalents on Director performance units for Messrs. Kvocka and Murphy; or 30 hypothetical shares attributable to dividend equivalents on Director performance units for Mr. Molinelli.

**
For Mr. Howatt includes 556,000 option awards granted at various dates while serving as an officer of the Company.
(4)
Represents change in actuarial present value under director retirement plan for directors who began service prior to January 1, 2003.

(5)
Mr. Howatt retired as a director on June 19, 2014; represents amounts received pursuant to the Directors' Deferred Compensation Plan in the amount of $259,719, Directors' Retirement Policy in the amount of $24,500, and for personal use of the Company's aircraft in the amount of $10,672.

        Director Compensation Policy.    Director compensation is established by the Compensation Committee and is intended to be competitive with compensation paid to directors of similarly sized publicly traded companies. Our Chairman of the Board received a monthly retainer of $6,250 during 2014. Overall director compensation is reviewed annually by the Committee. In December 2014, after its annual review of director compensation, the Committee elected to maintain director compensation at previously established levels, which are summarized below:

Board Retainer
Annual Chairman's Retainer	$75,000	(1)
Annual cash retainer (other than Board Chairman)	$40,000
Performance Units	$50,000	(2)
Meeting Fees
Board Meeting Fees	$1,500
	$1,000		(telephonic meeting)
Committee Meeting Fees	$1,000
	$500		(telephonic meeting)
Annual Committee Chair Retainer
Audit	$10,000
Executive, Compensation, and Corporate Governance	$5,000

(1)
Total Board Chairman retainer fees in the amount of $75,000 were paid in 2014. In 2015, no Chairman Retainer fee is being paid due to Mr. Burandt's status as Chief Executive Officer of the Company.

(2)
On the first business day of each fiscal year or upon the date of initial election to the Board, a director receives performance units in an amount determined by dividing $50,000 by the closing price of Company's stock on such day. Dividend equivalents in the form of additional performance units accrue on each cash dividend date. Units are settled in the form of Company stock upon director's termination of service from the Board unless the director elects to defer distribution for a maximum of two years.

        Only non-employee directors are eligible for compensation under our director compensation policy.

        Director Stock Ownership Guidelines.    Each director is required to own stock or stock equivalents having a value equal to three times the director's annual retainer and Board meeting fees (assuming six Board meetings are held in any particular year) on or before the completion of six calendar years of service. "Stock" consists of shares directly or indirectly held, vested common stock equivalents (performance units, etc.), vested stock options, and shares held in qualified retirement plan accounts. As of December 31, 2014, all of our directors have attained the minimum level except Mr. Molinelli, who joined the Board in July 2014.

        Directors' Deferred Compensation Plan.    The Company maintains a deferred compensation program under which directors may elect each year to defer some or all of the fees otherwise payable in cash during the year. Amounts deferred become payable in cash in a lump sum or in quarterly installments after a director's termination of service. In the event a director's service terminates in connection with a change in control of the Company, as defined in the plan, payment of all deferred amounts will be made in a lump sum. During the period in which payment is deferred, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter, or that the deferred fees be converted into common stock equivalent units. If common stock equivalent units are elected, the director's account is also credited with stock equivalent units representing the shares of our common stock that could have been purchased with the cash dividends that would have been paid had the units been actual common stock. Stock equivalent units are converted to cash based upon the fair market value of our common stock at the time of distribution. During 2014, Messrs. Hodges, Molinelli, and Murphy participated in the Plan and deferred all or a portion of their retainer or meeting fees otherwise payable under our Director Compensation Policy.

        Directors' Retirement Policy.    Directors who began service prior to January 1, 2003, and have at least five years of service at termination are eligible to receive a benefit equal to the annual cash retainer and board meeting fees in effect at termination of service. Benefits will be paid for a period of time equal to the retired director's period of service on the Board. Retirement benefits terminate at death and are accelerated in the event of a change in control of the Company for the retired directors and current directors, as defined in the policy. Directors who began service after December 31, 2002, are not eligible for retirement benefits under this policy.

Stock Ownership

Stock Ownership of Directors, Executive Officers, and 5% Shareholders

        The following table sets forth, based on statements filed with the SEC or information otherwise known to us, in each case, as of the record date, the name of each person believed by us to own more than 5% of our common stock and the number of shares of common stock held by each person.

Name and Address	Common Shares Beneficially Owned	Percent of Class
Starboard Value LP	7,500,000	15.0%
830 Third Avenue
New York, NY 10022
T. Rowe Price Associates, Inc.	5,576,190	11.1%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock Inc.	4,205,646	8.4%
55 East 52nd Street
New York, NY 10022
LionEye Capital Management LLC	3,505,827	7.0%
152 West 57th Street
New York, NY 10019
Wilmington Trust Company	2,559,322	5.1%
1100 North Market Street
Wilmington, DE 19890

        The following table sets forth the number of shares of common stock beneficially owned as of the record date by each of the directors; each person nominated by the Company to become a director; each of our executive officers named in the summary compensation table; and all such nominees, directors, and executive officers as a group.

Name	Common Stock Beneficially Owned		Percent of Class
Michael C. Burandt	21,739	(1)	*
Londa J. Dewey	36,195	(2)	*
Gary W. Freels	1,048,986	(3)	2.09%
Charles E. Hodges	23,176	(4)	*
G. Watts Humphrey, Jr.	55,700	(5)	*
John S. Kvocka	14,891	(6)	*
Gavin T. Molinelli	7,509,294	(7)	15.00%
George P. Murphy	16,376	(8)	*
Sherri L. Lemmer	82,808	(9)	*
Henry C. Newell	175,000	(10)	*
Matthew L. Urmanski	86,784	(11)	*
All directors and executive officers as a group (11 persons)	9,070,949	(12)	17.94%

*
Less than 1%

(1)
Includes 15,722 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of March 12, 2015.

(2)
Includes 27,195 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of March 12, 2015.

(3)
Includes 975,065 shares of common stock held by two charitable foundations of which Mr. Freels serves as president and/or a director and for which Mr. Freels has sole voting power and shared investment power, as well as 37,000 option shares and 36,921 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of March 12, 2015.

(4)
Includes 20,176 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of March 12, 2015.

(5)
Includes 12,000 option shares and 35,500 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of March 12, 2015, as well as 2,200 shares held in a SEP IRA for which Mr. Humphrey has sole voting power and sole investment power, and 6,000 shares held in various trusts for which Mr. Humphrey has sole voting power and sole investment power.

(6)
Includes 13,616 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of March 12, 2015.

(7)
Includes 7,500,000 shares of common stock held in the aggregate by Starboard Value LP and its affiliates and 9,294 shares attributable to performance units that may be acquired within 60 days March 12, 2015.

(8)
Includes 13,616 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of March 12, 2015.

(9)
Includes 8,000 option shares that may be acquired through the exercise of options within 60 days of March 12, 2015; 642 shares held under the Company's 401(k) Plan on March 12, 2015, for which Ms. Lemmer has sole voting power and sole investment power;

  and 49,775 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of March 12, 2015.

(10)
Mr. Newell stepped down from employment with the Company in April 2014. Includes 175,000 option shares that may be acquired through exercise of options within 60 days of March 12, 2015.

(11)
Includes 10,000 option shares that may be acquired through the exercise of options within 60 days of March 12, 2015; 4,328 shares held under the Company's 401(k) Plan on March 12, 2015, for which Mr. Urmanski has sole voting power and sole investment power; and 38,424 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of March 12, 2015.

(12)
The shares disclosed incorporate footnotes (1) - (11).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires directors and officers and persons who own more than 10% of the common stock outstanding ("reporting persons") to file reports of ownership and changes in ownership with the SEC and the NYSE. Reporting persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them with the SEC. We review copies of the Section 16(a) forms received by us or rely upon written representations from certain of these reporting persons to determine compliance with the Section 16(a) regulations for purposes of this proxy statement. Based on our review of these reports and the representations of the reporting persons, we believe that all reports required to be filed by Section 16(a) were filed on a timely basis, except for one report filed by Mr. Kvocka in August 2014.

Report of the Audit Committee and Related Matters

Audit Committee Report

        During the 2014 fiscal year, the Audit Committee met regularly with senior members of the Company's financial management team and the Company's independent auditor to review and discuss the Company's financial statements (including critical accounting policies, significant accounting issues, and assumptions made in connection with those policies and preparation of the financial statements), financial management issues, and the Company's system of internal controls. The Committee also met with the Company's general legal counsel to review and discuss legal claims and contingencies.

        The Audit Committee met with the Company's senior financial management team and the independent auditor to review the Company's audited financial statements for the 2014 fiscal year prior to their issuance. At that meeting, the Committee received assurances from senior financial management that all financial statements had been prepared in accordance with accounting principles generally accepted in the United States. In addition, the Committee asked the independent auditor to address and respond to questions concerning the audited financial statements, the audit process, and other related matters. This discussion centered on the following questions posed by the Committee to the independent auditor:

  •
  Are there any accounting judgments made by management in preparing the financial statements that would have been made differently had the auditor prepared and been responsible for the financial statements?

  •
  Based on the auditor's experience and its knowledge of the Company, do the Company's financial statements fairly present to investors, with clarity and completeness, the Company's financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

  •
  Based on the auditor's experience and its knowledge of the Company, has the Company implemented all internal controls and internal audit procedures that are appropriate for the Company?

        In connection with its review of the audited financial statements, the Audit Committee discussed with the independent auditor the independence of the firm under SEC rules for the purpose of expressing an opinion on the Company's financial statements and its internal control over financial reporting, and considered whether the provision of nonaudit services is compatible with maintaining the auditor's independence. The Committee received from the independent auditor the written disclosure and the letter relating to the independence of the firm under the applicable requirements of the Public Company Accounting Oversight Board (United States) ("PCAOB") regarding the independent accountant's communications with the audit committee concerning independence. The Committee also discussed with the independent auditor the matters required to be discussed pursuant to PCAOB Auditing Standard No. 16, "Communication with Audit Committees."

        Management has the primary responsibility for the Company's financial statements and the overall reporting process. It is not the duty of the Audit Committee to conduct auditing or accounting reviews or procedures. The Committee acts only in an oversight capacity and it necessarily relies on the work and assurances provided by management and the independent auditor, and it therefore does not have an independent basis to determine whether management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures. Accordingly, the Committee's reviews of the Company's financial statements and its discussions with the Company's senior financial management team and the independent auditor do not guarantee that the Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit has been carried out in accordance with the auditing standards of the PCAOB.

        In reliance on the reviews and discussions described in this report and on the report of the independent auditor, the Audit Committee recommended to the Board of Directors that it approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Audit Committee Gary W. Freels (Chair) Londa J. Dewey John S. Kvocka

Audit Committee Pre-Approval Policies

        The Audit Committee is required to pre-approve audit and non-audit services performed by the Company's independent auditor. Under its pre-approval policy, a schedule of specific audit, audit-related, and tax services and their related fees received pre-approval in 2014 after review by the Committee of appropriate detailed back-up documentation and receipt of confirmation from management and the independent auditor that each non-audit service included in the schedule may be performed by the independent auditor under applicable SEC and professional standards. Any services not included in the pre-approved schedule of services and fees were specifically pre-approved by the Committee. To ensure prompt handling of unexpected matters, the Committee has delegated to the Chairman the authority to grant pre-approvals for services other than internal control related services, provided that any such pre-approvals must be presented to the full Committee at its next meeting.

        In granting approval for a service, the Audit Committee (or the appropriate designated Committee member) considers the type and scope of service, the fees, whether the service is permitted to be performed by an independent auditor, and whether such service is compatible with maintaining the auditor's independence.

Independent Auditor and Fees

        Deloitte & Touche LLP ("Deloitte") acted as the Company's independent registered public accounting firm and audited the books, records, and accounts of the Company for the fiscal year ended December 31, 2014.

        The following table presents aggregate professional fees paid or accrued to our independent auditor during the 2014 and 2013 fiscal years and fees attributable to the audit of our financial statements for those years. All services performed received pre-approval by the Audit Committee in accordance with its pre-approval policy.

	2014	2013
Audit Fees(1)	$622,905	$613,800
Audit-Related Fees(2)	0	813,268
Tax Fees(3)	12,844	142,035
All Other Fees	0	0

	$635,749	$1,569,103

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, review of SEC filings, and the attestation of management's report on the internal control of financial reporting.

(2)
Audit-related fees consisted of audit work performed in connection with the 2013 sale of the Company's former technical specialty paper business.

(3)
Tax fees related to tax compliance (tax returns, refunds, and payment planning) were $67,775 in 2013. Tax consultation and planning fees were $12,844 in 2014 and $74,260 in 2013; these fees provided, or are expected to provide, benefits to the Company in excess of the fees paid.

Executive Compensation

Compensation Discussion and Analysis

  Overview and Executive Summary

        The Compensation Committee has overall responsibility for developing and administering our director and officer compensation policies. This discussion and analysis of our executive compensation programs and policies is intended to complement and enhance an understanding of the compensation information presented in the tables that follow. As used in this proxy statement, references to "named executive officers" mean the officers listed in the Summary Compensation Table on page 31.

        Compensation Objectives and Philosophy.    Our executive compensation programs and policies are intended to attract, motivate, and retain executive officers who have the capability to manage the Company's day-to-day operations as well as develop and execute strategic plans to increase shareholder value. We seek to:

  •
  provide base salaries and benefits that are generally at the median level of peer group companies (i.e., the 50th percentile);

  •
  reward performance that increases shareholder value through a combination of annual cash incentives and performance-based equity grants tied to financial performance improvement; and

  •
  align the long-term interests of our executive officers with the long-term interests of our shareholders.

        Summary of Significant 2014 Events and Impact on Executive Compensation.    During the past several years, the Company completed a major transformation and repositioned itself as a pure-play tissue company. Key elements in the transformation included selling our uncoated free sheet and technical specialty paper businesses; executing on our strategic plan by commercializing a new towel and tissue machine at our Harrodsburg, Kentucky, facility; and significantly reducing our overall salaried staffing to reflect the reduced scale and scope of the Company. Our efforts relating to salaried staffing reduction continued during 2014.

        Given the reduced size of the Company, when establishing base compensation levels for 2014, the Compensation Committee awarded limited base salary increases for certain named executive officers, and reduced the base compensation amount for others. For example, Henry C. Newell, who, as we began 2014, was serving as our President and Chief Executive Officer, had his base compensation reduced by approximately 15%, reflecting the reduced scale of our Company's operations.

        Our Company's philosophy is to "pay for performance;" consequently, a significant portion of our named executive officers' compensation is tied to the achievement of performance goals that are approved by our Compensation Committee. Following the leadership change at our Company in May 2014, the Compensation Committee revised our 2014 Cash Incentive Plan so that it was based upon attainment of targeted goals for adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA"), rather than adjusted earnings per share as derived from targeted return on capital employed. The Compensation Committee elected to make these modifications as a means of retaining and properly incentivizing the participants in the plan, and the Committee believed that a sole focus on EBITDA measurements would be the best motivator for performance during 2014.

        Further details on our peer group benchmarking, the specific elements of our executive compensation program, and the 2014 compensation of our named executive officers can be found below.

Total Compensation and Peer Group Analysis

        In determining total compensation levels, the Compensation Committee considers all forms of compensation, including cash compensation, retirement benefits, the cost of insurance and other benefits, and the number of previously awarded options, restricted stock, performance units, or restricted stock units. Traditionally, all elements of our executive compensation program and the total compensation levels of our named executive officers have been compared to peer group compensation in order to assist the Compensation Committee in determining whether the objective of providing competitive compensation (i.e., at or about the median level of our peer group for target-level performance) has been achieved.

        In selecting the peer group, the following criteria have been among those emphasized by the Compensation Committee and by Grant Thornton LLP ("Grant Thornton"), the Committee's outside compensation consultant:

  •
  Comparability of the peer group participant's industry to the Company's industry (using Global Industrial Classification Standards), and, if the potential peer group participant was not in exactly the same industry, it should come from a more broadly comparable industry that reflects potential competitors for talent.

  •
  Organizational revenue, with the goal of having the peer group participants fall within a range of approximately one-half of the Company's annual revenue to approximately two times the Company's annual revenue. Market capitalization and total assets were also considered in selecting the peer group companies.

  •
  Regional characteristics, with the goal of having the peer group participants match, as closely as possible, the characteristics of the Company's geographic markets.

        In light of the factors listed above, as well as the Company's most recent financials and market capitalization, the Compensation Committee, at its October 2014 meeting, evaluated the make-up of its peer group and selected a group made up of twenty-one companies. This selection of peer group companies was based upon the recommendation of Grant Thornton. Grant Thornton made its recommendation based upon an analysis of the Company's industry, market capitalization, revenue, and total asset level.

        The peer group is comprised of companies that are engaged in the following industries: commodity chemicals, construction materials, diversified metals and mining, fertilizers and agricultural chemicals, paper products, precious metals and mining, specialty chemicals, and steel. The peer group's most recently reported revenues range from approximately $184 million to approximately $845 million, within median annual revenue at approximately $381 million (the Company's 2013 revenue was approximately $349 million). The peer group companies are identified below:

Company Name	Ticker Symbol	Sub-Industry
Hawkins Inc.	HWKN	Commodity Chemicals
Calgon Carbon Corp.	CCC	Construction Materials
U.S. Lime & Minerals	USLM	Construction Materials
U.S. Concrete, Inc.	USCR	Construction Materials
Horsehead Holding Corp.	ZINC	Diversified Metals & Mining
CVR Partners LP	UAN	Fertilizers & Agricultural Chemicals
American Vanguard Corp.	AVD	Fertilizers & Agricultural Chemicals
Intrepid Potash, Inc.	IPI	Fertilizers & Agricultural Chemicals
Neenah Paper, Inc.	NP	Paper Products
Schweitzer-Mauduit International, Inc.	SWM	Paper Products
Chase Corp.	CCF	Specialty Chemicals
Futurefuel Corp.	FF	Specialty Chemicals
Flotek Industries, Inc.	FTK	Specialty Chemicals
KMG Chemicals, Inc.	KMG	Specialty Chemicals
Landec Corp.	LNDC	Specialty Chemicals
Zep Inc.	ZEP	Specialty Chemicals
Trecora Resources	ARSD	Commodity Chemicals
Haynes International, Inc.	HAYN	Steel
Ampco-Pittsburgh Corp.	AP	Steel
Handy & Harmon Ltd.	HNH	Steel
Unvl Stainless & Alloy Prods	USAP	Steel

        With respect to the peer group, Grant Thornton reviewed total compensation practices for both the most recently completed fiscal year and a three year average. Grant Thornton's analysis concluded that the total annual executive compensation opportunities were generally comparable to the peer group, and the Committee agreed with that assessment.

Elements of Our Executive Compensation Program

        Base Salary and Benefits.    Our base salary and benefit program for executive officers is intended to provide basic economic security at a level that is generally at the median level for executive officers indicated in the peer group data. Individual job performance is the single most important factor in our determination of adjustments to base salary. In accordance with our Committee charter, we primarily rely upon the annual assessment by the CEO with respect to the job performance of the CEO's subordinate executive officers and our review of the CEO's performance.

        In addition to base salaries, we provide employee benefits to executive officers and all other salaried employees that are consistent with benefits provided in the peer group, including retirement benefits, health insurance, dental insurance, life and disability insurance, and other welfare benefits. Our named executive officers participate in these plans on the same basis as other employees and are also provided certain other benefits (e.g., a defined contribution supplemental retirement plan) that are described in more detail below.

  Cash Bonus Incentives.

        2014 Cash Incentive Compensation Plan.    At the beginning of 2014, as in years past, we established Company performance targets under a Cash Incentive Compensation Plan for Executive Officers. The Plan was intended to reward performance that promotes the attainment by the Company of its strategic objectives of increasing shareholder value through increased earnings. In addition to our named executive officers, all other salaried employees of the Company participate in the Plan at various levels based on their positions and responsibilities within the Company. Under the Plan as initially established, named executive officers were entitled to receive incentive-based cash compensation based upon attainment of targeted goals for adjusted earnings per share as derived from targeted return on capital employed.

        Mid-Year Change to 2014 Cash Incentive Compensation Plan.    The original 2014 Cash Incentive Plan provided for a targeted range of adjusted earnings of between $.13 and $.60 per share, which represented a return on capital employed target range of 5% to 15% (an increase from the 2013 top-end range of 14%). At an adjusted earnings level of $.13 per share, our named executive officers would have received a payment under the original 2014 Cash Incentive Compensation Plan equal to 25% of the potential award.

        On May 6, 2014, following a change in executive leadership at the Company, the Company's Board of Directors approved a modification to the performance criteria under the Company's 2014 Cash Incentive Compensation Plan. Under the modified plan, incentive compensation would be based upon attainment of targeted goals for adjusted EBITDA rather than adjusted earnings per share. The Board elected to make these modifications as a means of retaining and properly incentivizing the participants in the Plan. The maximum percentages of base salary that Plan participants were eligible to receive did not change under the modified version of the plan; however, given that the measurement period for the 2014 Cash Incentive Compensation Plan as revised would be the three remaining quarters of 2014 (i.e., the second, third, and fourth quarters), participants in the plan were only be eligible to receive up to a maximum of 75% of their originally established potential award.

        The following table sets forth detailed information regarding the 2014 Cash Incentive Compensation Plan for each of our named executive officers who remained with the Company as of December 31, 2014:

	2014 Cash Incentive Compensation Plan
	Targeted Range of Adjusted EBITDA(1)	Maximum % of Base Salary	% of Target Achieved	Cash Incentive Payout
Mr. Burandt(2)	$33 million (0%) to $57 million (100%)	113%	28%	$100,800
Ms. Lemmer	$33 million (0%) to $57 million (100%)	75%	28%	$64,890
Mr. Urmanski(3)	$33 million (0%) to $57 million (100%)	75%	28%	$64,890

(1)
For purposes of the Plan, "adjusted EBITDA" was defined as Company earnings before interest, taxes, depreciation, and amortization adjusted for extraordinary items such as proxy-related advisory and settlement costs or other extraordinary items as determined in the discretion of the

  Board's Compensation Committee. Incentive bonuses are 0% of base salary if adjusted EBITDA is below the targeted range of adjusted EBITDA and increase on a pro rata basis to the officer's maximum of percentage of base salary at the maximum targeted EBITDA amount.

(2)
When Mr. Burandt assumed his role as Chief Executive Officer of the Company on April 2, 2014, his base compensation amount was established at $40,000 each month. Additionally, Mr. Burandt participated in the 2014 Cash Incentive Compensation Plan, with his maximum cash bonus opportunity equal to 150% of his base salary; however, his maximum cash bonus opportunity was capped at 75% of the total opportunity (i.e., 113% of base salary) given the mid-year change to the cash incentive plan (described further above) and the fact that Mr. Burandt would only be serving in the Chief Executive Officer capacity for approximately eight months of 2014.

(3)
Mr. Urmanski was promoted to President and Chief Operating Officer of the Company on April 23, 2014. At that time, his annualized base salary was increased from $309,000 (where it was set at the beginning of 2014) to $360,000. However, Mr. Urmanski's incentive opportunities remained at previously established levels. Accordingly, under the 2014 Cash Incentive Plan, Mr. Urmanski's maximum cash bonus opportunity was 75% of his originally established base salary amount.

  Equity Incentives.

        2014 Equity Incentive Compensation Plan (the "Annual Equity Incentive Plan").    Equity compensation is intended to align the long-term interests of our executive officers and shareholders, and the Company has historically put in place an Annual Equity Incentive Plan tied primarily to a measurement of return on capital employed ("ROCE"). In 2014, as in years past, our Annual Equity Incentive Plan established various levels of responsibility within the Company, with each Company officer who participated in the Plan slotted in one of the levels based on level of responsibility. The potential equity award was a performance incentive, which featured a maximum award level tied to a varying percentage of base salary, with the actual amounts awarded based on the performance of the Company against targeted levels of return on capital employed during 2014. Assuming the performance measures were met, amounts awarded would vest two years after the date of grant, so long as the recipient is still employed by the Company in a position of equal or greater authority. Because the Company did not achieve the threshold ROCE during 2014, no shares of common stock or cash were awarded with respect to the performance units granted in January 2014 under the Annual Equity Incentive Plan.

        Long-Term Equity Incentive Compensation Plan.    During the past several years, we have also incorporated a longer-term equity incentive plan that is tied to the performance of the Company's "total shareholder return" over a three-year period. Like our Annual Equity Incentive Plan, the Long-Term Equity Incentive Compensation Plan established levels of responsibility within the Company, with participation in the Plan based upon the eligible officer's level of responsibility. Potential equity awards were performance units, granted in January 2014, that represent a percentage of 2014 base salary that varied based on the officer's level of responsibility. The actual award level is tied to the Company's total shareholder return during a three-year period beginning on the date of grant. For purposes of the awards, total shareholder return takes into account any increase in the Company's market value for shares (including dividends paid) during the measurement period. The calculation of total shareholder return is calculated by reference to a "target" and a "maximum" total shareholder return. If total shareholder return is at the target (a 7% per year return), grant recipients will receive 50% of the total potential award. If total shareholder return is at or above the maximum (a 14% per year return), grant recipients will receive 100% of the total potential award. If total shareholder return levels are less than the maximum, the award is prorated based on the actual level of total shareholder return that is achieved. The maximum potential award for the named executive officers who received grants in January 2014 and remained with the Company as of December 31, 2014, is described in the table below:

	Performance Units Granted (January 2014)(1)
	Total Opportunity (Award at Max. TSR)(2)(3)	Award at Target TSR
Ms. Lemmer	15,979	7,989
Mr. Urmanski	15,979	7,989

(1)
Mr. Burandt, our Chairman and Chief Executive Officer, assumed his role as Chief Executive Officer on April 2, 2014, following Mr. Newell's departure from the Company. Because he was serving as a non-management member of our Board of Directors in January 2014, Mr. Burandt did not receive any 2014 performance unit grants under our Long-Term Equity Incentive Compensation Plan.

(2)
On June 19, 2014, a change of control event occurred under the terms of our equity incentive plans; accordingly, the performance units granted in January 2014 to Ms. Lemmer and Mr. Urmanski under our Long-Term Equity Incentive Compensation Plan (as set forth above) were vested at maximum potential in accordance with the terms of the grant agreements and Plan document and have been converted to a right to receive common stock at the first to occur of (a) termination of service or (b) continuous employment through the anniversary of the grant date in January 2017.

(3)
Under our Long-Term Equity Incentive Compensation Plan, "total shareholder return" is determined by dividing (1) the sum of (a) the average closing share price for the Company's common stock over the last 60 trading days of the period immediately prior to the end of the three-year performance period (the "Maturity Date FMV"); and (b) cash dividends paid during the three-year performance period; by (2) the average closing share price for the Company's common stock over the last 60 trading days preceding the date of grant (the "Grant Date FMV"). The formula for calculating TSR is as follows:

(Maturity Date FMV + Cash Dividends Paid) Grant Date FMV	–1	= Total Shareholder Return

  Total shareholder return is calculated to closest tenth of a percent, and vested performance units are rounded to the next highest whole unit.

        Other Equity Awards.    From time to time, we may grant other awards of options, restricted stock, performance units, or restricted stock units that are tied to a named executive officer's initial appointment or made for other reasons, and these awards may or may not be subject to vesting conditions based upon the financial performance of the Company. We have not established formal criteria with respect to the size or frequency of grants that are not part of an incentive plan, but, in making these grants, we may consider a variety of factors, including our subjective determination of the performance and contributions of the officer, the Company's financial performance relative to the industry, and our goal of aligning the long-term interests of officers and shareholders. Mr. Burandt, our Chairman and Chief Executive Officer, assumed his role as Chief Executive Officer on April 2, 2014, and was awarded 5,000 performance units upon his assumption of duties as Chief Executive Officer. These performance units vested on December 31, 2014.

        Timing of Equity Awards.    We approve equity-based incentive awards promptly following the close of the fiscal year. The timing of other equity awards is tied to the occurrence of specific hiring or promotion events. In each case, awards are made on the date of appointment or at the next subsequent scheduled Compensation Committee meeting. We do not engage in any plan or practice to coordinate the timing of equity awards with the release of material non-public information.

        Stock Ownership Guidelines and Retention.    We have adopted stock ownership guidelines for all officers. Named executive officers are required to own stock having a value equal to the following specified multiples of base salary within five years of the date of hire or promotion:

Title	Multiple of Base Salary
CEO	3.0
Senior Vice President	1.5

The value of stock held is determined by shares directly or indirectly held, vested common stock equivalents (restricted stock, etc.), vested stock options, and shares held in qualified retirement plan accounts. As of December 31, 2014, all of our named executive officers had attained the minimum level or were on pace to attain such level within the specified period.

        Supplemental Retirement Plans.    The Company currently maintains three supplemental retirement plans (the "SERPs") for select officers; however, only one of these SERPs is currently providing any benefit accruals. SERP participation is currently focused on a defined contribution SERP that was adopted in 2009 (the "Defined Contribution SERP") as a means to provide retirement benefits on compensation in excess of the Internal Revenue Code's limitation on compensation that may be taken into account under tax-qualified retirement plans. Benefits under our Defined Contribution SERP create a long-term continuity of interest with the Company as a result of the vesting schedule, and the unfunded nature of the Defined Contribution SERP offers significant personal incentive with respect to maintaining the soundness of the Company's financial condition.

        Participation under the Defined Contribution SERP is subject, in all cases, to the discretion of the Compensation Committee. Under the Defined Contribution SERP, participants receive an annual Company contribution equal to 8.5% of base compensation in excess of the IRS limit for qualified plans (currently $265,000), plus 13% of cash incentive compensation. A participant's account is credited with interest at a rate equal to the prime rate of interest in effect on the first day of each calendar quarter. Participants in the Defined Contribution SERP vest after five years as a participant or if employment is terminated due to death or disability. Participants also vest in the event of a change of control at the Company, and, under the terms of the Defined Contribution SERP, a change of control event occurred in June 2014. Accordingly, all then current participants in the Defined Contribution SERP have vested in their respective account balances.

        Accounts under the Defined Contribution SERP are distributable beginning on the date following termination of employment, with the actual date selected by the participant, so long as it is not later than age 65. Distribution can be made in a lump sum or in various installments over a period selected by the participant, but not in excess of 120 monthly installments. The Plan contains forfeiture provisions in the event a participant violates confidentiality or restrictive covenant provisions or incurs a termination of employment for cause.

        Deferred Compensation Plans.    Other than the Defined Contribution SERP, we do not maintain any deferred compensation plans specifically for our named executive officers.

        Perquisites.    Each named executive officer may receive an allowance for professional fees. Relocation expenses are reimbursed in accordance with a Company program for salaried employees. While named executive officers may use the Company plane for personal travel when it is not in use on Company business, actual use has been very limited. We do not consider perquisites to be a material element of the compensation program for executive officers.

        Termination and Change in Control Arrangements; Consequences of 2014 Change in Control.    The Company entered into change in control agreements with Ms. Lemmer and Mr. Urmanski, as well as other executive officers who were employed by the Company at the time, in December 2012. In June 2014, following the departures of Thomas J. Howatt and Henry C. Newell from our Board of Directors, a change in control event took place under the terms of these agreements. Accordingly, Mr. Urmanski and Ms. Lemmer are entitled to salary and benefit continuation if either of them is terminated without cause, or either of them terminates employment for good reason, within two years following the change in control. Because these agreements were structured as so-called "double-trigger" change-in-control agreements, both elements must be met for a payment obligation to be effective. See "Termination and Change in Control Arrangements" on page 35.

Results of 2014 "Say-on-Pay" Vote

        The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). At the Company's annual meeting of shareholders held in August 2014, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes that the results of this vote affirmed shareholders' support of the Company's general approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the named executive officers.

Role of Compensation Committee and Executive Officers

        Responsibility for Compensation Matters.    The Compensation Committee has overall responsibility for all matters relating to compensation of our directors and named executive officers and, in particular, is responsible for approving the compensation of our chief executive officer. The Compensation Committee also considers the chief executive officer's recommendations relating to the compensation of our other named executive officers. To assist the Committee in performing these functions, the chief executive officer and other members of the Company's senior management team provide information and recommendations about compensation, programs, and policies when requested by the Committee or its chair, and the Committee has the recommendations of Grant Thornton. The other named executive officers have no related involvement with the Committee. Upon request by the Committee or its chair, the chief executive officer and other management personnel may attend Committee meetings, but they are excused at such times as the Committee deems appropriate.

        Tax Considerations.    We are aware that, except for certain plans approved by shareholders, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductions to $1 million for compensation paid to the chief executive officer and each of the other officers named in the summary compensation table who are officers on the last day of the year. We review the Section 162(m) limitation as part of our overall compensation policy.

Compensation Committee Report

        We have reviewed and discussed with management the Compensation Discussion and Analysis contained under that heading in this proxy statement. On the basis of our review and discussions, we have recommended that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2014, and this proxy statement.

                        Compensation Committee
                        G. Watts Humphrey, Jr. (Chair)
                        Londa J. Dewey
                        Gary W. Freels
                        Charles E. Hodges
                        Gavin T. Molinelli

Summary Compensation Table for 2014

        The following table sets forth the compensation awarded to, earned by, or paid by us and our subsidiaries during the year ended December 31, 2014, to our principal executive officer, principal financial officer, and our other executive officers as of December 31, 2014, whose total compensation exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Michael C. Burandt*	2014	$358,867	$0	$108,300	$0	$100,800	$0	$78,083	(4)	$646,050
Chairman and CEO
Henry C. Newell*	2014	$262,660	$0	$397,736	$0	$0	$(52,670)	$1,657,391	(4)	$2,265,117
Former President and CEO	2013	$650,000	$0	$635,400	$0	$157,950	$1,703	$77,574		$1,522,627
	2012	$650,000	$0	$981,094	$0	$176,150	$73	$77,837		$1,885,154
Sherri L. Lemmer	2014	$309,000	$0	$96,833	$0	$64,890	$6,587	$35,032	(4)	$512,342
Senior Vice President,	2013	$300,271	$0	$139,585	$0	$67,500	$5,092	$30,621		$543,069
Finance, Secretary and	2012	$249,321	$0	$125,368	$0	$44,431	$5,047	$17,664		$441,831
Treasurer
Matthew L. Urmanski*	2014	$343,948	$0	$96,833	$0	$64,890	$5,688	$45,841	(4)	$557,200
President and Chief	2013	$300,271	$0	$139,585	$0	$57,540	$4,452	$36,858		$538,706
Operating Officer	2012	$284,500	$0	$162,882	$0	$140,315	$4,361	$19,386		$611,444

*
Mr. Newell stepped down as President and CEO of the Company on April 2, 2014, and Mr. Burandt assumed the duties of CEO of the Company. Mr. Urmanski was promoted to President and Chief Operating Officer on April 24, 2014. Other than the individuals identified above, the Company does not have any other executive officers as defined by SEC rules.

(1)
The amounts indicated with respect to 2014 represent the grant date fair value for awards of restricted stock, restricted stock units, performance units, and stock options. The grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10. Amounts may also include awards for more than one year. All amounts represent potential future income calculated for financial reporting purposes; actual amounts recognized by the named executive officers may be materially different depending on, among other things, the Company's stock price performance and the period of service of the executive. Additional information concerning the recognition of compensation expense and the assumptions used in the calculation of compensation expense attributable to these awards is set forth in Note 9 to the Notes to Consolidated Financial Statements included in Item 8 of the Company's Form 10-K for the year ended December 31, 2014. Amount includes award of performance units to Mr. Burandt on January 2, 2014, as compensation for service as a director.

(2)
Cash incentive compensation earned by officers based on the 2014 Company financial performance under the 2014 Cash Incentive Compensation Plan.

(3)
The amounts indicated represent the change in the actuarial present value in 2014 of each officer's accrued retirement benefit under the Company's qualified retirement plan.

(4)
Contributions under the Company's 401(k) Plan, the 2009 defined contribution supplemental executive retirement plan (which was discussed on page 29), and credits payable under the Company's flexible benefit plan during 2014 were as follows:

	401(k) Plan	Defined Contribution SERP	Flexible Benefits Plan
Mr. Newell	$18,326	$6,939	$0
Ms. Lemmer	$18,326	$13,010	$3,696
Mr. Urmanski	$18,326	$15,940	$11,575

  In addition, Mr. Newell received payments in connection with his separation of employment in the amount of $1,560,203 (termination benefits) and $71,923 (accrued vacation), and Mr. Burandt received fees of $78,083 as compensation for service as a director prior to assuming the duties of CEO and as Chairman of the Board.

Grants of Plan-Based Awards for 2014

        The following table indicates potential cash incentive compensation under our incentive plans based on 2014 performance and equity awards granted in 2014. Actual cash incentive compensation earned in 2014 is included in the Summary Compensation Table on page 31.

								All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael C. Burandt	1/2/14							3,987	(3)		$12.54
	4/24/14	$0	$120,000	$360,000	—	—	—	5,000	(4)		$11.66	$108,300
Henry C. Newell	1/3/14	—	—	—	$0	43,756	109,388				$12.57	$947,736
Sherri L. Lemmer	1/3/14	$0	$77,250	$231,750	$0	11,985	31,958				$12.57	$297,689
Matthew L. Urmanski	1/3/14	$0	$77,250	$231,750	$0	11,985	31,958				$12.57	$297,689

(1)
Amounts represent 2014 incentive compensation that could have been earned if 2014 financial performance requirements under the 2014 Cash Incentive Compensation Plan for executive officers, as modified on May 6, 2014, following a change in the Company's executive leadership, had been achieved. Due to Mr. Newell's departure from the Company, he was not eligible to participate in this Plan for 2014. The incentive plan did not set a specific target level, but instead established potential payments based on achievement within a specified range of financial performance based on adjusted EBITDA. Amounts indicated as "Target" represent amounts that would have been paid or awarded if the 2014 targeted goals for adjusted EBITDA had been achieved. Amounts indicated as "Threshold" reflect incentive bonuses if adjusted EBITDA was below the targeted range. Amounts indicated as "Maximum" represent amounts that would have been payable upon achievement of adjusted EBITDA at or above the top of the targeted range. See "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Cash Bonus Incentives—2014 Cash Incentive Compensation Plan" and "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Cash Bonus Incentives—Mid-Year Change to 2014 Cash Incentive Compensation Plan."

(2)
Amounts represent awards granted under the 2014 Equity Incentive Compensation Plan and Long-Term Equity Incentive Compensation Plan for executive officers. Dividend equivalents in the form of additional performance units are earned on each earned award and are paid upon distribution of the award. Mr. Burandt, our Chairman and Chief Executive Officer, assumed his role on April 2, 2014, following Mr. Newell's departure from the Company. As a result, he did not receive any 2014 performance unit grants under the 2014 Equity Incentive Compensation Plan or the Long-Term Equity Incentive Compensation Plan. The incentive plans did not set a specific target level, but instead established the level of actual award earned based on the performance of the Company within a range of return on capital employed of 5% to 15% in the case of the 2014 Equity Incentive Compensation Plan and within a range of total shareholder return of 7% to 14% in the case of the Long-Term Equity Incentive Compensation Plan. Amounts indicated as "Target" represent amounts that would have been paid or awarded if the targeted goals for return on capital employed and total shareholder return had been achieved. Amounts indicated as "Threshold" reflect awards earned if performance was below the targeted range. Amounts indicated as "Maximum" represent amounts that would have been payable upon achievement of at or above the top of the targeted range for each plan. See "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Equity Incentives."

(3)
Amount represents an award of performance units under the director compensation policy to Mr. Burandt on January 2, 2014, prior to his assuming the role of Chief Executive Officer in April 2014. Stock awards under the director compensation policy must be held until the director's termination of service from the Board. Stock award amounts therefore represent potential future income, the amount of which may be materially different when paid. Dividend equivalents in the form of additional performance units are also earned on each award and are paid at distribution of the award.

(4)
Amount represents an award of performance units granted on April 24, 2014, to Mr. Burandt after he assumed his role as Chief Executive Officer. Dividend equivalents in the form of additional performance units are also earned on each award and are paid at distribution of the award. The performance units vested on December 31, 2014.

(5)
Amounts indicated represent the grant date fair value of performance units for the awards granted to Mr. Burandt on January 2, 2014 ($12.54) and on April 24, 2014 ($11.66). The amount indicated for the executive officers awards on January 3, 2014, other than Mr. Burandt, represents the grant date fair value for the performance unit awards granted under the 2014 Equity Incentive Compensation Plan ($12.57) and the Long-Term Equity Incentive Compensation Plan ($6.06). The grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Codification Subtopic 718-10. Additional information concerning the assumptions used in determining the grant date fair value of these awards is set forth in Note 9 to the Notes to Consolidated Financial Statements included in Item 8 of the Company's Form 10-K for the year ended December 31, 2014. See "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Equity Incentives."

        2000 Stock Incentive Plan and 2010 Stock Incentive Plan.    All awards of performance units and stock options are made under the terms of either the 2000 Stock Incentive Plan (for grants made prior to May 31, 2010) or the 2010 Stock Incentive Plan (for grants made beginning on or after June 1, 2010). Awards made under these plans include all awards pursuant to the Company's annual performance-based equity plans and all other individual grants. Equity awards under the plans are granted subject to such performance-based or service conditions as the Committee determines to be appropriate under the circumstances. Performance units may be settled in cash in the discretion of the Committee. Under current policy, performance-based performance units may, at the election of the grantee, be settled in cash to the extent of the grantee's tax withholding liability. Options may be awarded for a maximum term of 10 years at an exercise price not less than the closing price of our stock on the date of grant. Options must be exercised within 90 days of the termination of employment for reasons other than retirement, death, or disability, in which cases, extended exercise periods of up to one year (in case of death) or two years (in case of retirement) apply. See "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Equity Incentives—2014 Equity Incentive Compensation Plan," page 27, for more information on awards under the 2014 Equity Incentive Compensation Plan. Awards made under these plans vest upon certain "change in control" events. See ""Termination and Change in Control Arrangements," page 35, for more information on the change in control vesting of awards made and the change in control event that occurred in June 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Michael C. Burandt						15,672	(1)	$178,199
						5,046	(2)	$57,381
Henry C. Newell	75,000			$11.66	06/20/15
	25,000			$9.55	06/20/15
	50,000			$11.44	06/20/15
	25,000			$10.26	06/20/15
Sherri L. Lemmer	3,000			$10.71	12/13/21	5,109	(3)	$58,094
	5,000			$12.57	12/16/19	3,382	(4)	$38,458
						11,315	(5)	$128,655
						22,138	(6)	$251,716
						16,164	(7)	$183,795
Matthew L. Urmanski	5,000			$10.00	09/01/19	5,109	(3)	$58,094
	5,000			$10.17	08/23/22	3,784	(4)	$43,034
						22,138	(6)	$251,716
						16,164	(7)	$183,795
						14,884	(8)	$169,235

(1)
Awards under director compensation policy, which must be held until the director's termination of service from the Board.

(2)
Award vests on December 31, 2014.

(3)
Awards vest on January 2, 2015.

(4)
Awards under our Long-Term Equity Incentive Plan. On June 19, 2014, a change in control event occurred under the terms of the equity incentive plans; accordingly, the performance units are vested at the maximum potential award in accordance with the terms of the grant agreement and have been converted into the right to receive common stock at the first to occur of (a) termination of service or (b) continuous employment through January 3, 2015.

(5)
Awards under our Long-Term Equity Incentive Plan. On June 19, 2014, a change in control event occurred under the terms of the equity incentive plans; accordingly, the performance units are vested at the maximum potential award in accordance with the terms of the grant agreement and have been converted into the right to receive common stock at the first to occur of (a) termination of service or (b) continuous employment through May 1, 2015.

(6)
Awards under our Long-Term Equity Incentive Plan. On June 19, 2014, a change in control event occurred under the terms of the equity incentive plans; accordingly, the performance units are vested at the maximum potential award in accordance with the terms of the grant agreement and have been converted into the right to receive common stock at the first to occur of (a) termination of service or (b) continuous employment through January 2, 2016.

(7)
Awards under our Long-Term Equity Incentive Plan. On June 19, 2014, a change in control event occurred under the terms of the equity incentive plans; accordingly, the performance units are vested at the maximum potential award in accordance with the terms of the grant agreement and have been converted into the right to receive common stock at the first to occur of (a) termination of service or (b) continuous employment through January 2, 2017.

(8)
Awards under our Long-Term Equity Incentive Plan. On June 19, 2014, a change in control event occurred under the terms of the equity incentive plans; accordingly, the performance units are vested at the maximum potential award in accordance with the terms of the grant agreement and have been converted into the right to receive common stock at the first to occur of (a) termination of service or (b) continuous employment through March 1, 2015.

Option Exercises and Stock Vested in 2014

        The following table indicates options exercised by and performance units that vested for our named executive officers in 2014.

	Option Awards		Performance Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Henry C. Newell	—	$0	402,837	$4,405,794
Sherri L. Lemmer	—	$0	8,958	$110,509
Matthew L. Urmanski	—	$0	11,006	$140,624

(1)
Represents vesting of performance units upon satisfaction of service requirements on January 3, 2014, and May 1, 2014, for Ms. Lemmer; January 3, 2014, and March 1, 2014, for Messrs. Newell and Urmanski. Additionally, on June 19, 2014, a change in control event occurred under the terms of the equity incentive plans; accordingly, the performance units under the Long-Term Equity Incentive Plan and Retention Plan that were outstanding at that time were vested and were converted into the right to receive common stock at the first to occur of (a) termination of service or (b) continuous employment through the original vest date. Amount also represents, for Mr. Newell, conversion of remaining vested performance unit awards upon his departure from the Company. All amounts include additional units earned on awards as dividend equivalents. Also includes shares that were immediately surrendered for tax withholding purposes.

Pension Benefits for 2014

        The following table presents information concerning actuarially determined retirement benefits of our named executive officers as of the pension plan measurement date used for our 2014 financial statement reporting.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Henry C. Newell	Retirement Plan	5	$0	$56,145
Sherri L. Lemmer	Retirement Plan	18	$162,074	$0
Matthew L. Urmanski	Retirement Plan	14	$140,586	$0

(1)
See Note 7 to the Notes to Consolidated Financial Statements included in Item 8 of the Company's Form 10-K for the year ended December 31, 2014, for a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accumulated benefit. At December 31, 2014, Ms. Lemmer and Mr. Urmanski also participate in the Company's 2009 Defined Contribution SERP. See "Executive Compensation—Compensation Discussion and Analysis—Elements of Our Executive Compensation Program." See further discussion below regarding our closure of this plan to new participants at the end of 2010 (consequently, Mr. Burandt does not participate in this plan).

        Retirement Plan.    Our tax-qualified retirement plan historically covered all salaried employees and based a participant's pension on the value of a hypothetical account balance in the plan. The retirement plan was amended effective December 31, 2010, to end annual credits based on compensation and close the plan to new participants. As a result, Mr. Burandt is not eligible to participate in our retirement plan. Interest credits on all prior accruals continue to be made. Benefits may be paid in lump sum or other actuarial equivalent form by converting the hypothetical account balance credits into small life annuity form payable at normal retirement age (65). Participants become eligible for early retirement upon completion of at least ten years of service and attainment of age 55. Benefits paid prior to normal retirement age are reduced to the actuarial equivalent of the normal retirement benefit. None of our named executive officers is currently eligible for early retirement under the plan.

Nonqualified Deferred Compensation for 2014

        The Company does not maintain any elective deferred compensation plans for its executive officers.

Termination and Change in Control Arrangements

        Change in Control Agreements.    The Company entered into change in control agreements with Ms. Lemmer and Mr. Urmanski in December 2012. (Mr. Burandt, who was a director of the Company in 2012 but who was not an employee at that time, does not have any change in control or other written employment agreement in place with the Company.) The 2012 agreements with Mr. Urmanski and Ms. Lemmer provided for salary and benefit continuation if two circumstances were met: (1) there was a change in control of the Company, and (2) the named executive officer's employment was terminated without cause, or the named executive officer terminated his or her employment for good reason, within two years following the change in control. Because both elements must be met for a payment obligation to be effective, these types of change in control agreements are sometimes referred to as "double trigger" agreements, and they are designed to preserve the Company's human resources in the event of a potentially disruptive change in control. For purposes of the agreements, "good reason" (which allows the named executive officer to terminate his or her employment and trigger a payment following a change in control) includes a material diminution of position, a material decrease in base compensation, a material breach of any employment agreement, or a material change in location of employment.

        Under the terms of the change in control agreements, a change in control occurred when Messrs. Howatt and Newell left our Board of Directors in June 2014; accordingly, the first element that gives rise to a payment obligation has been met for each of the executive officers who are still employed by the Company. The change in control agreements entitle these executive officers to payments in the following amounts:

  •
  A lump-sum payment equal to the executive's annual base salary prior to the executive's separation from service plus the executive's average annual cash incentive bonus paid during the three years immediately prior to separation from service or change in control (whichever is greater).

  •
  The agreements also entitle the executive officer to continuation of health and welfare benefits for up to 12 months.

  •
  Payments under these agreements may be reduced in the event such payments are subject to Section 280G of the Internal Revenue Code.

        Equity and Retirement Plan Change in Control Provisions.    In addition to the change in control agreements, certain of the Company's equity and retirement plans provide for the full vesting and (in certain instances) immediate distribution or acceleration of benefits otherwise due under the plans. For purposes of these equity and retirement plans, a "change in control" of the Company has the same meaning as in the change in control agreements: a "change in control" includes a change in a majority of the Board, consummation of certain mergers, and the sale of all or substantially all of the Company's assets or liquidation or dissolution of the Company. The definition also includes events in which a party acquires 20% or more of the combined voting power of the Company's then-outstanding securities. Under the terms of the Company's Defined Contribution SERP, for example, upon a change in control of the Company, the executive officers are fully vested in their accrued benefit. See "Executive Compensation—Compensation Discussion and Analysis—Elements of Our Compensation Program." In addition, if the circumstances surrounding the change in control meet the definition of "change in control" under the Internal Revenue Code rules for nonqualified deferred compensation plans, the executive officer will receive the executive's accrued benefit in a single lump sum rather than in the form of payment previously elected by the executive if the executive's employment terminates within two years of the change in control. Under the directors' deferred compensation plan, upon a termination of service within one year of a change in control, which also meets the definition of "change in control" under the Internal Revenue Code rules for nonqualified deferred compensation plans, the entire balance of the director's account will be distributed in a lump sum.

        As a result of the departure of Messrs. Howatt and Newell from our Board of Directors in June 2014, a change-in-control event occurred under the terms of our equity incentive and retirement plans.

        All equity grants outstanding at the time of the change in control of the Company were vested and the value of all performance units, stock appreciation rights, and dividend equivalents will be distributed at the first to occur of (a) termination of service or (b) continuous employment through the original vest date of the award. Although the Compensation Committee had the discretion to cancel stock option awards outstanding under the plan in the event of a change in control and to pay the holders of such cancelled options a lump sum cash payment equal to the excess of (1) the greater of (a) highest price in any tender or exchange offer for the Company's stock resulting in the change in control, or (b) the highest fair market value of the Company's stock on any day in the 60-day period ending on the effective date of the change in control over (2) the exercise price of the options, this discretion was not exercised.

        Quantification of Payments Upon Termination.    The following table provides the payouts upon a termination of employment (voluntarily, due to death or disability, or involuntary termination by the Company without cause) to each of our named executive officers other than Mr. Newell, who is no longer employed by the Company. The values set forth below are based on an assumed termination date of December 31, 2014.

Payments Upon Termination as of December 31, 2014(1)

Name/Triggering Event	Cash Severance(3)	Bonus(4)	Health Benefits(5)	Performance Units(6)	Options(7)	Tax Gross-up(8)	Defined Contribution SERP(9)	Total
Michael C. Burandt
Termination(2)	$0	$0	$0	$235,580	$0	—	$0	$235,580
Sherri L. Lemmer
Termination(2)	$309,000	$58,940	$8,059	$660,718	$1,980	—	$25,633	$1,064,331
Matthew L. Urmanski
Termination(2)	$360,000	$87,582	$9,451	$705,874	$12,850	—	$27,268	$1,203,025

(1)
All amounts payable in this table assume relevant salary, bonus, benefit and Company stock values in effect as of December 31, 2014 (closing price of Company stock of $11.37). Amounts shown in the cash severance, bonus, and health benefits columns are subject to reduction in the event such payments are subject to Section 280G of the Internal Revenue Code.

(2)
Termination following a change in control for purposes of the change in control agreements is limited to termination of the named executive officer without "cause" or by the officer due to a "good reason" within 24 months of a change in control. As defined in the existing change in control agreements, "cause" means: (a) the willful and continued failure of the named executive officer to perform substantially the officer's duties (other than any such failure resulting from incapacity due to physical or mental illness or following the named executive officer's delivery of a notice of termination for good reason); or (b) the willful engaging by the named executive officer in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. "Good reason" means a material diminution of position, a material decrease in base compensation, a material breach of any employment agreement, or a material change in location of employment of the named executive officer. Mr. Burandt does not have any change in control or other employment agreement in place with the Company.

(3)
Under the terms of the existing change in control agreements for Ms. Lemmer and Mr. Urmanski, represents an amount equal to one time the named executive officer's annual base salary prior to his or her separation from service.

(4)
Under the terms of the existing change in control agreements, Ms. Lemmer and Mr. Urmanski are entitled to an amount equal to the officer's average annual bonus under the Company's cash incentive plan for the three years preceding the year in which the officer's termination of employment occurs, or, if higher, for the three years preceding the year in which the change in control occurs. Amounts shown represent the amount that would have been paid based on the three-year period ending December 31, 2014. In addition to the amount shown, under the terms of the existing change of control agreements, the named executive officer is, upon termination, entitled to a pro rata portion of the officer's average annual bonus paid to the officer under the Company's Cash Incentive Compensation Plan during the three years immediately prior to the year in which the officer's termination occurs, or, if higher, during the three years immediately preceding the year in which the change in control occurs. The pro rata portion is determined by a fraction, the numerator of which is the number of days in the fiscal year of termination of employment through the date of termination of employment and the denominator of which is 365.

(5)
Under the existing change of control agreements, Ms. Lemmer and Mr. Urmanski are entitled to continuation of Company health and welfare benefits for up to 12 months, with the Company continuing to pay its share of the premiums as though the officer were an active employee. Represents the total Company contribution toward these benefits using 2014 premium rates.

(6)
As a result of the change-in-control event in June 2014, under the terms of the Company's equity plans, represents value named executive officers would be entitled to receive on vested performance unit awards at December 31, 2014 ($11.37).

(7)
As a result of the change-in-control event in June 2014, under the terms of the Company's equity plans, represents amount named executive officers would be entitled to receive under such awards at December 31, 2014 ($11.37).

(8)
The Company is not obligated to provide tax gross up payments to any named executive officer, even if a payment may be subject to excise taxes under Code Sections 280G and 4999.

(9)
As a result of the change-in-control event in June 2014, under the terms of the Company's Defined Contribution SERP, represents accrued benefit as of December 31, 2014.

Proposal No. 2—Advisory Vote on Executive Compensation

        Our shareholders are entitled to cast an advisory vote to approve our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation philosophy, policies, and practices that are described in this proxy statement. The Board's current approach with respect to "say-on-pay" proposals is to allow the shareholders to vote on our named executive officer compensation policies and practices on an annual basis. Accordingly, we will ask our shareholders to vote "FOR" the following resolution at the Annual Meeting:

          "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board of Directors. Our Board and our Compensation Committee value the opinions of our shareholders, however, and consequently, to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        The Board of Directors believes that, as discussed in the Compensation Discussion & Analysis section of this proxy statement, the compensation of the Company's named executive officers is consistent with shareholders' interests, and that our compensation policies and decisions are focused on pay-for-performance, which allows us to attract and retain qualified executive officers who enable the Company to achieve its business goals without unduly encouraging excessive risk-taking.

        The affirmative vote of the holders of a majority of the shares of common stock cast in person or by proxy at the meeting will constitute a vote to approve the Company's executive compensation programs and policies.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

 Proposal No. 3—Re-Approval of the Material Terms of Performance Goals Included in the Wausau Paper Corp. 2010 Stock Incentive Plan

        Our Board of Directors recommends that our shareholders re-approve the material terms of the performance goals that are included in the Wausau Paper Corp. 2010 Stock Incentive Plan (the "2010 Plan"). The 2010 Plan was initially approved by our shareholders at our annual meeting held in April 2010; at that meeting, shareholders holding in excess of 93% of the votes cast voted to approve the

2010 Plan. The 2010 Plan is now being submitted for re-approval by the shareholders so that certain awards under the 2010 Plan may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

        This proposal does not seek any amendment of the existing provisions of the 2010 Plan, including the total number of shares reserved for issuance. Instead, this proposal is being presented to the shareholders solely to address the requirements for periodic approval of the performance goals and related provisions under Section 162(m) of the Internal Revenue Code.

        The 2010 Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee is authorized, in its sole discretion, to select those eligible employees who receive awards under the 2010 Plan, determine the number of shares covered by those awards and the timing of those awards, impose conditions on the vesting or exercise of awards, and administer and interpret the 2010 Plan. Awards under the 2010 Plan may include incentive stock options, non-qualified stock options, restricted stock, performance units, dividend equivalent payments, and other stock-based grants.

        Certain awards granted under the 2010 Plan are performance-based and intended to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the deductibility of compensation paid to certain executive officers of a publicly-held corporation to $1 million in any particular tax year for the corporation. Certain types of compensation, including "qualified performance-based compensation," are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) generally requires that:

  •
  The compensation must be paid solely upon account of the attainment of one or more pre-established objective performance goals;

  •
  The performance goals must be established by a compensation committee comprised solely of two or more "outside directors;"

  •
  The material terms of the performance goals (including the maximum amount of compensation that could be paid to the employee) must be disclosed to and approved by the shareholders; and

  •
  The compensation committee of "outside directors" must certify that the performance goals have been met prior to payment.

        To qualify for the exemption for qualified performance-based compensation, the shareholders must generally re-approve the material terms of the performance goals every five years. For purposes of Section 162(m), the material terms include:

  •
  The employees eligible to receive compensation;

  •
  A description of the business criteria on which the performance goals may be based; and

  •
  The maximum amount of compensation that can be paid to an employee under the performance goals.

Each of these aspects of the 2010 is discussed in more detail below.

        Shareholder approval of the material terms of the performance goals under the 2010 Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts paid under the 2010 Plan to qualify for the "performance-based" compensation exemption under Section 162(m), and submission of the material terms of the 2010 Plan's performance goals for shareholder approval should not be viewed as any assurance that we will be able to deduct any or all compensation under the 2010 Plan. Nothing in this proposal precludes us or the Compensation Committee from making any payment or granting awards that are not intended to qualify for tax deductibility under Section 162(m), if deemed necessary or appropriate by the Compensation Committee. If our shareholders do not re-approve the performance goals under the 2010 Plan, amounts payable under the 2010 Plan may be subject to the compensation deduction limit under Section 162(m), which could have an adverse effect on our net income.

Purpose of the 2010 Plan

        The purpose of the 2010 Plan is to enable us to attract and retain management-level employees and directors, link stock-based individual participant incentives directly to our financial performance, and increase shareholder value. The 2010 Plan contemplates several different types of awards, including stock options, restricted stock, "performance units," and other stock-based grants. Further discussion regarding these potential awards can be found below.

Performance Goals Under the 2010 Plan

        The 2010 Plan provides that grants of performance units, options, restricted stock, or other stock-based awards may be made based upon "performance goals." Performance goals applicable to awards that are intended to be exempt from the limitations of Section 162(m) of the Internal Revenue Code are limited to specified levels of or increases in the Company's (or any of its subsidiaries') performance against various financial or non-financial target measurements. Examples of potential performance measurements that may be chosen by the Compensation Committee include earnings before interest, taxes, depreciation, and amortization ("EBITDA"); return on equity; diluted earnings per share; total earnings; and return on capital employed. Nonfinancial measurements, such as customer satisfaction surveys and productivity, product diversification, and new or expanded market penetration may also be used by the Compensation Committee. Performance goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. If the Compensation Committee determines that a change in the business, operations, corporate structure, or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances or individual performance renders the performance objectives unsuitable, the Compensation Committee may, in some circumstances, modify the performance goals or the related minimum acceptable level of achievement.

Forfeiture and Repayment of Awards

        If the Compensation Committee determines that a particular performance goal was satisfied, and it is later determined by the Compensation Committee that the performance goal was based on statements of earnings, revenues, gains, or other criteria that were materially inaccurate, all affected stock option, restricted stock, and performance unit awards will be forfeited, and any common stock issued and cash paid to any participant for whom the performance goal was a vesting requirement is required to be returned and repaid to the Company.

Administration by Compensation Committee and "Outside Director" Requirement

        As mentioned above, the 2010 Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee is currently comprised of G. Watts Humphrey, Jr. (Chair), Londa J. Dewey, Gary W. Freels, Charles E. Hodges, and Gavin T. Molinelli. Each of these directors satisfies the criteria for independence under applicable rules of the SEC, NYSE listing standards, and other applicable regulations. On an annual basis (typically at a meeting held in February of each year), the Compensation Committee reviews the prior year's financial performance (as well as any relevant non-financial performance measures) and outstanding awards made under the 2010 Plan. The Compensation Committee then evaluates whether or not the performance goals have been attained.

Persons Eligible to Receive Awards under the 2010 Plan

        Salaried employees of the company or its subsidiaries who function in management, administrative or professional capacities; prospective salaried employees who will function in one of those capacities and who have accepted offers of employment; and our directors are eligible to participate in the 2010 Plan. Membership in the eligible class of persons does not provide a right to participate in the 2010 Plan. Awards will be granted only to those eligible persons who are selected by the Compensation Committee. As of the date of this proxy statement, we estimate that the number of eligible persons under the 2010 Plan is approximately 300.

Shares Available for Awards under 2010 Plan

        Awards under the 2010 Plan may be in the form of stock options, restricted stock, performance units, or other stock-based grants, or in any combination thereof. The maximum number of shares as to which awards may be granted under the 2010 Plan is 2,500,000 shares of common stock, or approximately 5% of the shares outstanding on the record date. On the record date, the closing price per share of the common stock as reported on the New York Stock Exchange was $9.06, and 1,248,070 shares that had been awarded have vested under the terms of the 2010 Plan.

        For any grants awarded under the 2010 Plan that terminate without having been exercised in full (due to lack of vesting or any other reason), the number of shares underlying that unexercised grant will remain available for future awards under the 2010 Plan. Similarly, shares that are used by the award recipient to satisfy the strike price for an award (with the Compensation Committee's approval) are deemed not to be delivered to the award recipient and will consequently remain available for future awards. Shares that are not delivered to an award recipient because the award recipient elects to have shares withheld to pay the award recipient's withholding taxes will not remain available for future awards under the 2010 Plan.

        The number of shares as to which options, restricted stock, or performance units may be awarded under the 2010 Plan will be adjusted to reflect future stock splits, stock dividends or other similar increases in the number of shares of common stock outstanding. In addition, the Compensation Committee has the authority to make such adjustment as it deems appropriate if there is any other change in the capital structure of the company.

        As of the date of this Proxy Statement, no awards have been made under the 2010 Plan that are contingent upon shareholder approval of this proposal. Because awards under the 2010 Plan are discretionary, the benefits or amounts that will be received by or allocated to each named executive officer, all current executive officers as a group, all directors who are not executive officers as a group, and all employees who are not executive officers as a group under the 2010 Plan are not presently determinable.

Types of Awards under the 2010 Plan

  Restricted Stock, Performance Units, and Other Stock-based Grants

        Restricted Stock.    Awards of restricted stock under the 2010 Plan result in the transfer of stock to a participant subject to the satisfaction of any service or performance goals that the Compensation Committee determines is appropriate. Monetary consideration may or may not be required, and, historically, the Compensation Committee's awards of restricted stock have not involved any monetary consideration by the participant. In the event the conditions are not satisfied, the restricted stock is forfeited and the certificates are cancelled. Stock certificates representing the restricted stock will usually be held in escrow during the vesting period, but the participant is entitled to vote the shares. Cash dividends paid on the stock will be held in escrow subject to the vesting of the underlying shares.

        Performance Units.    Performance units may be paid, in the Compensation Committee's discretion, in shares of stock on a one-to-one basis or in cash upon satisfaction of the service or performance goals imposed by the Compensation Committee in connection with the grant. In connection with a grant of performance units, the Compensation Committee may also grant dividend equivalents, which provide for the additional crediting of units for the benefit of a participant based upon the fair market value of the stock on the date of dividend payment and the cash dividends paid on the number of shares equal to the units then held by the participant. Dividend equivalents will be subject to the same conditions on vesting as the performance units to which they are related.

        Other Stock-based Grants.    The Compensation Committee may also award other stock-based grants (e.g., stock appreciation rights) from time to time under the 2010 Plan.

  Options

        General.    Options awarded to employees under the 2010 Plan may be either incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code or options that do not satisfy the requirements of the Internal Revenue Code for ISOs ("non-qualified options"). Only employees of the Company or its subsidiaries may be awarded ISOs.

        Shares to be Awarded.    The number of shares that may be awarded under an ISO in any particular year is limited to that number which, when the option first becomes exercisable, will have a value that is not in excess of $100,000. No employee may be awarded options with respect to more than 500,000 shares (subject to adjustment for future stock splits, stock dividends or other similar increases in the number of shares outstanding) in any calendar year.

        Exercise Price.    All options must be awarded at an option price that is not less than the fair market value of the common stock on the date the option is awarded, which means that the Committee is prohibited from awarding "in the money" options at the time of the award. For purposes of the plan, the "fair market value" of a share of common stock generally means the closing price as reported on the New York Stock Exchange Composite Tape.

        Payment for Options.    No consideration is received by us when an option is awarded. Upon exercise of an option, we will receive payment for the shares in cash or, with the consent of the Compensation Committee, an option holder may elect to deliver common stock owned by the option holder or to have shares withheld which have a fair market value equal to the exercise price.

        Conditions to Exercise.    The Compensation Committee may establish various conditions or requirements that must be satisfied before an option becomes exercisable. These conditions may require the attainment of certain performance goals by the Company or its subsidiaries, the passage of stated periods of time before the options vest, or any other conditions the Compensation Committee believes are reasonably related to the achievement of the purpose of the 2010 Plan. The Compensation Committee may also waive or modify any such conditions in its sole discretion; however, the Committee has no authority to directly or indirectly lower the exercise price of a previously granted option. The Compensation Committee's discretion and authority to waive or modify conditions on awards is also subject to the limitations of Section 162(m) of the Code regarding performance-based compensation.

        Term and Exercise Periods of Options.    The Compensation Committee may establish the term of any option, although all options must be exercised within ten years of their date of award. Options must generally be exercised within three months of the option holder's termination of employment, although extended exercise periods of up to two years are provided for in the case of retirement, death or disability. Options are forfeited upon termination for cause as defined in the 2010 Plan. Options are not transferrable, except upon the death of an option holder.

Federal Income Tax Consequences of the 2010 Plan

        The following is a general summary of the principal federal income tax consequences associated with the award and exercise of options and the award and vesting of restricted stock and performance units under the 2010 Plan. This discussion is based on the federal tax laws and regulations that are in effect on the date of this proxy statement.

        Incentive Stock Options.    An award recipient will not generally recognize income upon the grant of an ISO and will not generally recognize income upon exercise of the option, provided that the award recipient is an employee of the company or a subsidiary at all times from the date of grant until three months prior to exercise. However, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be includable for purposes of determining any alternative minimum taxable income of an ISO award recipient. If an award recipient who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An award recipient who sells the shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of the difference between (a) the exercise price and the fair market value of the shares on the date of exercise or (b) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. We will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the award recipient in this case. The deduction will be allowable at the same time the award recipient recognizes the income.

        Non-Qualified Options.    No income for federal tax purposes is required to be recognized by an award recipient at the time a non-qualified option is awarded. Upon exercise of a non-qualified option, the award recipient will recognize ordinary income in an amount in excess of the fair market value of the shares on the date of exercise over the option price. Upon exercise of a non-qualified option by an award recipient, we are entitled to a deduction equal to the amount of the ordinary income realized by the award recipient.

        If an award recipient sells shares received upon the exercise of such a non-qualified option, the recipient will recognize capital gain income to the extent the sales proceeds exceed the fair market value of the shares on the date of exercise. The recipient will recognize a capital loss if the sale proceeds are less than the fair market value of the shares on the date of the exercise. The capital gains or losses are long-term in nature if the recipient has held the shares for at least one year and a day prior to selling it.

        Restricted Stock.    A grant of restricted stock is not a taxable event to a participant, unless the Compensation Committee permits the participant to make an election under Section 83(b) of the Code. If no election is made, the participant will recognize income, which will be taxed at ordinary income tax rates upon the lapse of the restrictions applicable to the shares. The amount of income recognized by the participant will equal the fair market value of the shares when the restrictions lapse, less any amount paid by the participant for the shares. If the participant makes a Section 83(b) of the Code election within 30 days of the date of grant, the participant will be deemed to have received ordinary income at the time of the grant, and the amount of income will equal the fair market value of the shares at the date of grant (determined without regarding to any applicable restrictions on the stock) less any amount paid by the participant for the shares. Whether or not the participant makes a Section 83(b) of the Code election, any time prior to the lapse of the applicable restrictions, the participant is not entitled to claim any loss for income tax purposes. We will be entitled to a deduction for income tax purposes when the participant recognizes ordinary income, either as a result of a Section 83(b) of the Code election or because all applicable restrictions have lapsed. The amount of the deduction will generally equal the amount of ordinary income recognized by the participant, subject to any limitations imposed by Section 162(m) of the Code.

        Performance Units.    A participant who receives an award of performance units will not be deemed to have received taxable income upon the grant or vesting of the performance units; however, upon vesting of the award, the then-current fair market value of the performance units is subject to employment tax withholding if the participant is an employee. The participant will recognize ordinary income equal to the fair market value of the stock awarded or cash received as of the date on which stock is issued (or cash is paid) to the participant. If the participant is an employee, the ordinary income recognized on the issuance of our stock is subject to income tax withholding. We will typically be entitled to a deduction in an amount equal to the recipient's recognized taxable income upon the issuance of shares or payment of cash, subject to any limitations imposed by Section 162(m) of the Code.

        The summary outlined above does not contain a complete analysis of all of the potential consequences involved with awards made under the 2010 Plan, which may include taxes arising from employment taxes as well as state, local, or foreign income taxes that are imposed.

Summary of Certain Provisions and Requirements under 2010 Plan

        The 2010 Plan includes a number of provisions that are intended to make sure that awards under the 2010 Plan comply with established principles of corporate governance and executive compensation. These provisions include:

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  Upon any change of control as defined in the 2010 Plan, outstanding grants become fully vested only for active employees, and actual cash out of grants (in cash or stock depending on the grant) does not occur until subsequent termination of service (i.e., a "double-trigger" is required).

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  The 2010 Plan provides for very limited share recycling. A "recycled" share means the share is not considered issued for purposes of the 2010 Plan's maximum number of shares authorized to be delivered to grantees under the 2010 Plan. To the extent shares subject to a grant are used to satisfy the grantee's income tax withholding requirements, those shares withheld are considered delivered and are not recycled. However, to the extent any shares subject to a grant are not delivered to the grantee because the grant is forfeited, expires, or otherwise becomes unexercisable, those shares will be deemed to have not been delivered for purposes of determining the maximum number of shares available for delivery under the 2010 Plan. In addition, if shares are withheld to satisfy the requirement that the grantee remit a "strike price" for an option to purchase shares, those withheld shares are not considered delivered and are therefore recycled.

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  All grants of equity awards are subject to forfeiture ("clawback") in the event our Compensation Committee later determines that the achievement of performance goals was based on revenues, earnings, gains, or other criteria that are materially inaccurate. All grant recipients are subject to the clawback, not just those who may have done something that led to satisfaction of the performance goals being materially inaccurate.

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  Except in the case where the Company is recapitalized, or there is a change in the stock of the Company through a stock split or stock dividend, the 2010 Plan specifically prohibits the direct or indirect lowering of the exercise price of previously granted options. This means that re-pricing of underwater awards by our Compensation Committee is expressly prohibited.

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  Awards made under the 2010 Plan to our non-employee directors are not converted to stock until the termination of service of the non-employee director.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RE-APPROVAL OF THE PERFORMANCE MEASURES SPECIFIED IN THE WAUSAU PAPER CORP. 2010 STOCK INCENTIVE PLAN.

 Proposal No. 4—Ratification of Preliminary Selection of Auditors

        At its meeting in February 2015, the Audit Committee preliminarily selected Deloitte & Touche LLP as our auditor for the 2015 fiscal year, and the Board is asking our shareholders to ratify that preliminary selection. The Audit Committee anticipates formally retaining Deloitte & Touche LLP at its meeting in August 2015. Although current law and applicable rules and regulations, as well as our Audit Committee's charter, require that the Audit Committee engage, retain, and supervise our independent auditing firm, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is accordingly submitting the preliminary selection of Deloitte & Touche for ratification by shareholders.

        The affirmative vote of the holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to approve the ratification of the preliminary selection of Deloitte & Touche as our independent auditor for the current fiscal year.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE PRELIMINARY SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE 2015 FISCAL YEAR.

Other Matters

Proxy Statement and Other Shareholder Proposals

        Any shareholder who intends to present a proposal at the annual meeting to be held in 2016 must deliver the written proposal to the Secretary of the Company at our office in Mosinee, Wisconsin:

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  not later than December 12, 2015, if the proposal is submitted for inclusion in our proxy materials for the 2016 annual meeting pursuant to Rule 14a-8 under the Exchange Act; or

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  on or after January 14, 2016, and on or before February 13, 2016, if the proposal is submitted pursuant to our bylaws, in which case we are not required to include the proposal in our proxy materials.

Shareholders may present a proposal at the 2016 annual meeting for consideration only if proper notice of the proposal has been given in accordance with one of these requirements. Nominations for director made from the floor at the annual meeting of shareholders to be held in 2015 require advance notice in accordance with the bylaws.

Householding of Annual Meeting Materials

        In accordance with notices sent to shareholders who share the same address, we are sending only one annual report and proxy statement to that address unless we receive contrary instructions from any shareholder at that address. This practice, which is called "householding," is designed to reduce our printing and postage costs and the volume of duplicate information you receive. We expect that most banks, brokers, and other nominee record holders will also "household" proxy statements and annual reports for shareholders whose accounts are held in street name. Each shareholder will continue to receive a separate proxy card. We will promptly deliver a separate copy of our proxy statement or annual report to any shareholder upon written or oral request to the Secretary, Wausau Paper, 100 Paper Place, Mosinee, WI 54455-9099, telephone: (715) 693-4470. If shareholders who share the same address are currently receiving multiple copies of our annual report and proxy statement and would prefer to receive only a single copy, those shareholders may contact us at the same address or telephone number.

        Shareholders holding stock in their own name who wish to either request or discontinue householding may contact the Secretary of the Company at the address or telephone number listed in the preceding paragraph. Shareholders whose shares are held in street name and who wish to request or discontinue householding, should contact their bank, broker, or other nominee record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 13, 2015

        This proxy statement and the 2014 Annual Report to Shareholders on Form 10-K are available for viewing, printing, and downloading at wausaupaper.com.

        We will furnish to any shareholder (without charge) a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, except for exhibits, upon written or oral request to the Secretary, Wausau Paper Corp., 100 Paper Place, Mosinee, WI 54455.

By order of the Board of Directors

Sherri L. Lemmer Secretary

Please sign, date, and return your proxy card promptly.

Appendix A

WAUSAU PAPER CORP.
CATEGORICAL STANDARDS FOR DETERMINATION OF DIRECTOR INDEPENDENCE
As amended February 16, 2004

        These categorical standards are adopted for the purpose of assisting the Board of Directors of Wausau Paper Corp. (the "Company") in making a determination of the independence of each director so as to satisfy the requirements of the New York Stock Exchange, Inc. ("NYSE") with respect to independent directors. These standards apply only to directors who are not officers or employees of the Company and its subsidiaries.

        1.    Definition of "Affiliated Company" and "Family Member."    For purposes of these standards, an "Affiliated Company" means a corporation, partnership, trust, limited liability company, and any other entity with which a director of the Company or any Family Member is affiliated by reason of being a director, officer, partner, trustee, manager, other official acting in the capacity of the entity's chief executive officer, or the beneficial owner of 5% or more of the equity interest thereof.

        For purposes of these standards, a "Family Member" means a director's spouse, parents, children, and siblings, whether by blood, marriage (i.e., "in-law" relationships), or adoption, or anyone (other than domestic employees) residing in the director's home.

        2.    Determination of Material Interest—Affiliated Companies.    A business relationship between the Company and an Affiliated Company shall not be considered as creating a material relationship between the Company and the director, and such director shall not fail to be deemed "independent" for purposes of Section 303A of the NYSE Listed Company Manual solely as a result of such relationship, if each of the following standards has been met:

          (a)    Purchase or Sale of Goods and Non-Financial Services.    In connection with the purchase or sale of goods or the provision of services by an Affiliated Company which is not a bank holding company or depository institution, (i) the relationship between the Company and the Affiliated Company was in the ordinary course of business of the Company and of the Affiliated Company, (ii) all business between the Company and the Affiliated Company was conducted on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated unaffiliated persons, (iii) the Affiliated Company did not make payments to the Company or its subsidiaries for such goods or services in excess of 2% of the Company's gross revenues for the last full fiscal year nor does the Company reasonably believe such payments will exceed 2% of its gross revenues during its current fiscal year, and (iv) the Company did not make payments to the Affiliated Company or its subsidiaries for goods or services in excess of 2% of the Affiliated Company's gross revenues for the last full fiscal year nor does the Affiliated Company reasonably believe such payments will exceed 2% of its gross revenues during its current fiscal year;

          (b)    Extension of Credit by Affiliated Company.    Any extension of credit or provision of services by an Affiliated Company which is a bank holding company or depository institution was done (i) in compliance with applicable law, (ii) on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated unaffiliated persons, (iii) no event of default has occurred which remains uncorrected (unless waived), (iv) the Company reasonably believes that such credit and terms are or would be generally available to the Company from other lenders, and (v) the aggregate amount of interest and fees paid by the Company to the Affiliated Company with respect to the extension or extensions of credit and for all other services provided by the Affiliated Company during the last full fiscal year of the Affiliated Company do not exceed 2% of the Affiliated Company's total interest and noninterest income for such fiscal year nor does the Affiliated Company reasonably believe such payments will exceed 2% of its total interest and noninterest income during its current fiscal year; and

A-1

          (c)    No Extensions of Credit by Company.    The Company did not extend credit (other than in the ordinary course of business and in connection with the sale of Company products in accordance with the Company's standard terms) to the Affiliated Company.

        3.    Determination of Material Interest—Provision of Certain Benefits.    The provision of medical and dental insurance to a director who is a former employee shall not, in the absence of any other relationship, be considered as creating a material relationship between the Company and the director, and such director shall not fail to be deemed "independent" for purposes of Section 303A of the NYSE Listed Company Manual.

A-2

. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED . YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. WAUSAU PAPER CORP. 2015 Annual Meeting of Shareholders May 13, 2015 1:30 P.M. local time This Proxy is Solicited On Behalf Of The Board Of Directors Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided PROXY Please mark your votes like this X FOR FOR AGAINST AGAINST ABSTAIN ABSTAIN COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: FOR AGAINST ABSTAIN 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION. The Board recommends a vote FOR approving executive compensation. Signature____________________________________________ Signature_____________________________________________ Date____________, 2015. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. FOR WITHHOLD AUTHORITY WAUSAU PAPER CORP. 1. ELECTION OF CLASS I DIRECTORS: The Board recommends a vote FOR the nominees (To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below) MICHAEL C. BURANDT CHARLES E. HODGES This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR each of the director nominees, FOR approval of our advisory vote on executive compensation, FOR re-approval of material terms of performance goals included in the 2010 Stock Incentive Plan, and FOR ratification of the preliminary appointment of Deloitte & Touche LLP. 3. RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS INCLUDED IN THE 2010 STOCK INCENTIVE PLAN The Board recommends a vote FOR re-approval of the 2010 Plan. 4. RATIFY THE PRELIMINARY APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR FOR THE 2015 FISCAL YEAR. The Board recommends a vote FOR ratification. 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED . WAUSAU PAPER CORP. PROXY PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING TO BE HELD MAY 13, 2015 The undersigned hereby appoint(s) Michael C. Burandt and Sherri L. Lemmer, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Wausau Paper Corp. that the undersigned is entitled to vote at the annual meeting of shareholders to be held on May 13, 2015 and at any adjournment or postponement thereof (the “Annual Meeting”). The proxies have the authority to vote such stock as directed herein with respect to the proposal set forth in the Proxy Statement with the same effect as though the undersigned were present in person and voting such shares. For participants in the Dividend Reinvestment and Stock Purchase Plan, Common Stock Purchase Plan, and the Corporation’s 401(k) Plan, the proxy also serves as voting instructions to the Plan administrator or trustee, as applicable, of such plans to vote the shares of common stock beneficially owned by the participants in each Plan. The undersigned hereby revokes all proxies heretofore given to vote at the Annual Meeting and any adjournment thereof. Please indicate how your stock is to be voted. If no specific voting instructions are given, the shares represented by this proxy will be voted as recommended by the Board of Directors. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 13, 2015: The Proxy Statement and 2014 Annual Report to Shareholders on Form 10-K are available for viewing, printing, and downloading at wausaupaper.com. (Continued and to be marked, dated and signed, on the other side)